UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Leggett & Platt, Incorporated

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Notice of 2026 Annual Meeting of Shareholders

Virtual Meeting Only – No Physical Meeting Location

Thursday, May 21, 2026 | 10:00 a.m. Central Time

Dear Shareholders:

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held on Thursday, May 21, 2026 at 10:00 a.m. Central Time in a virtual meeting format only, via a live webcast.

You will be able to attend and participate in the annual meeting online by registering in advance at register.proxypush.com/leg no later than 5:00 p.m. Central Time on May 20, 2026. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and to submit questions during the meeting. The virtual annual meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

The annual meeting is being held for the following purposes:

1.
To elect eight directors;
2.
To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026;
3.
To provide an advisory vote to approve Named Executive Officer compensation;
4.
To approve the amendment and restatement of the Company’s Flexible Stock Plan; and
5.
To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 13, 2026. The Company’s notice of internet availability of proxy materials was first sent to our shareholders on April 7, 2026.

By Order of the Board of Directors,

S. Scott Luton
Secretary

Carthage, Missouri

April 7, 2026

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 21, 2026

The proxy materials and access to the proxy voting site are available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxymaterials

The Company’s proxy voting site can be found at:

www.proxypush.com/leg

Proxy Statement Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider—please read the entire proxy statement before voting. Our principal executive offices are located at 1 Leggett Road, Carthage, Missouri 64836.

2026 Annual Meeting of Shareholders

Thursday, May 21, 2026 10:00 a.m. Central Time Virtual Meeting Only – advance registration required to attend. Visit register.proxypush.com/leg Record Date: March 13, 2026	Proposal	Recommendation	Page
	1 – Election of Eight Directors	FOR	13
	2 – Ratification of PWC as Independent Registered Public Accounting Firm	FOR	18
	3 – Advisory Vote to Approve Named Executive Officer Compensation	FOR	21
	4 – Approve Amendment and Restatement of the Flexible Stock Plan	FOR	22

Board Nominees

All of Leggett’s directors are elected for a one-year term by a majority of shares present and entitled to vote at the 2026 Annual Meeting of Shareholders (the “Annual Meeting”). The 2026 director nominees are:

Angela Barbee Independent Former SVP —Technology and Global R&D Weber Inc.	Robert E. Brunner Independent Lead Director Retired Executive VP Illinois Tool Works	Mary Campbell Independent Retired President — vCommerce Ventures Qurate Retail, Inc.	Karl G. Glassman Board Chairman, President and CEO Leggett & Platt, Incorporated

Joseph W. McClanathan Independent Retired President & CEO — Household Products Division Energizer Holdings, Inc.	Srikanth Padmanabhan Independent Retired Executive Vice President and President, Operations Cummins Inc.	Jai Shah Independent Group President Masco Corporation	Phoebe A. Wood Independent Retired Vice Chair & CFO Brown-Forman Corp.

2026 DIRECTOR NOMINEES

	Angela Barbee	Robert Brunner	Mary Campbell	Karl Glassman	Joseph McClanathan	Srikanth Padmanabhan	Jai Shah	Phoebe Wood

Independent Director

L&P Director since	2022	2009	2019	2002	2005	2018	2019	2005

Age	60	68	58	67	73	61	59	72

L&P Board Committees

Audit								Chair

Human Resources and Compensation							Chair

Nominating, Governance and Sustainability					Chair

Other Public Company Boards	0	1	1	0	1	1	0	2

EXPERIENCE AND QUALIFICATIONS

Financial/Accounting

Global Business

R&D/Innovation/Tech

Manufacturing/Operations

Governance/Sustainability

Strategic Planning

HR/Compensation

Risk Management

IT/Cybersecurity

L&P Industry Experience

Tenure – We nominate directors for election based upon merit, experience, and background relevant to the Board’s current and anticipated needs, as well as the Company’s businesses. We aim to achieve balance between directors whose years of service has given them historical insight into the Company and its operations, and those who provide a new, fresh perspective to the boardroom. Over the past several years, we have undertaken a Board refreshment process, including the addition of four of our seven independent director nominees since 2018. The Board believes that its current composition reflects the right mix of experience and new voices to function effectively.

Diversity – Our Nominating, Governance and Sustainability Committee (NGS Committee) recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds. A diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, supports effective oversight and enhances the decision-making processes. In addition, five of our seven independent director nominees reflect a range of backgrounds, including three women and three nominees who self-identify as racial or ethnic minorities.

Executive Compensation

We seek to align our executives’ and shareholders’ interests through pay-for-performance. In 2025, 87% of the target pay of our CEO, Mr. Glassman, was allocated to variable compensation and 69% was allocated to equity-based awards.

Our compensation structure strives to strike an appropriate balance between short-term and long-term compensation that reflects the short- and long-term interests of the business. We believe this structure helps us attract, retain and motivate high-performing executives who will achieve outstanding results for our shareholders.

Key Components of Our Executive Officers’ 2025 Compensation Program

Base Salary: Our executives’ salaries reflect their responsibilities, performance and experience while taking into account market data, peer benchmarking and internal equity.

Annual Incentive: Short-term cash incentive with payouts ranging from 0% to 200% based on adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) and cash flow or free cash flow targets based on the Company’s earnings guidance for the year.

Long-Term Incentive – 60% allocated to PSUs: Three-year Performance Stock Units (PSUs) with payouts ranging from 0% to 200%, with 50% based on total EBITDA and 50% based on return on invested capital (ROIC), subject to a payout multiplier of 0.75 to 1.25 based upon relative total shareholder return (TSR) measured against the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400.

Long-Term Incentive – 40% allocated to RSUs: The Restricted Stock Units (RSUs) generally vest in 1/3 increments on the first, second and third anniversaries of the grant date, further tying our executives’ pay to the Company’s performance.

What We Don’t Do

What We Do

Key Features of Our Executive Officer Compensation Program

✓ Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.

✓ Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓ Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓ Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the HRC Committee engages an independent consultant.

✓ Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓ Confidentiality & Non-Competition – All NEOs are subject to contractual confidentiality and non-compete obligations.

✓ Clawbacks – Mandatory recoupment of excess compensation following a financial restatement and the ability to cancel awards and recoup compensation due to fraud, dishonesty, or violations of Company policies or laws.

✓ Minimum Vesting Period – Awards under our Flexible Stock Plan are subject to a mandatory one-year minimum vesting period (subject to a 5% carve-out for vesting in certain circumstances).

✓ Annual Say-on-Pay Vote – Our Board has adopted a policy to hold an advisory vote to approve the Company’s executive compensation on an annual basis.

x No Single-Trigger Change in Control (CIC) – Our CIC-related cash severance and equity awards have a double trigger, consisting of a CIC and a qualifying termination of employment (unless the acquirer requires outstanding awards be terminated).

x No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

x No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ combined compensation.

x No Employment Agreements – All of our NEOs are employed at-will.

x No Repricing of Options or Cash Buyouts

x No Liberal Share Recycling

x No Dividends Paid on Equity Awards Prior to Vesting

x No Tax Gross-Ups

Board Oversight of Sustainability and Related Matters

Leggett’s Board of Directors and its Committees regularly review the oversight structure for certain sustainability matters. The NGS Committee’s charter responsibilities include oversight of the Company’s corporate responsibility and sustainability policies and programs, including environmental and climate change, social and governance matters, reviewing the Company’s sustainability report and any sustainability targets, and annually reviewing the Company’s political and charitable contributions. The HRC Committee’s charter responsibilities include, among other items, overseeing the Company’s human resources strategies, policies and programs, executive succession planning, and senior management leadership development.

Although the Board has delegated direct oversight of certain sustainability matters to its committees, the Board has retained primary oversight responsibility of the Company’s cybersecurity programs.

Corporate Governance and Board Matters

Leggett & Platt has a long-standing commitment to sound corporate governance principles and practices. The Board of Directors has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, and Chief Accounting Officer. These documents can be found at www.leggett.com/governance. Information on our website does not constitute part of this proxy statement.

Director Independence and Board Service

The Board reviews director independence annually and during the year upon learning of any change in circumstances that may affect a director’s independence. The Company has adopted director independence standards (the “Independence Standards”) that satisfy the NYSE listing requirements and can be found at www.leggett.com/governance. A director who meets all the Independence Standards will be presumed to be independent.

While the Independence Standards help the Board to determine director independence, they are not the only criteria. The Board also reviews the relevant facts and circumstances of any material relationships between the Company and its directors during the independence assessment. Based on its review, the Board has determined that all director nominees and directors who served during any part of 2025 are, or were during their service, independent, with the exception of Karl Glassman, our President and CEO. The director biographies accompanying Proposal One: Election of Directors identify our independent directors on the ballot.

The independent directors meet the additional independence standards for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. In addition, Audit Committee members Srikanth Padmanabhan, Jai Shah, and Phoebe Wood meet the SEC’s definition of an “audit committee financial expert.” No Audit Committee member serves on the audit committee of more than three public companies.

The independent directors satisfy the enhanced independence standards required by the NYSE listing standards and SEC rules for service on the HRC Committee.

As provided in our Corporate Governance Guidelines, non-employee directors can sit on no more than four public company boards (including our own) and our executive officers can sit on no more than one other public company board without Board approval. The NGS Committee conducts an annual review of director commitment levels and affirmed that all the nominees for the 2026 Annual Meeting were compliant.

Board Leadership Structure

Our Corporate Governance Guidelines allow the roles of Chairman of the Board and CEO to be filled by the same or different individuals. This approach allows the Board flexibility to determine whether the two roles should be separate or combined based upon the Company’s needs and the Board’s assessment of the Company’s leadership from time to time.

Mr. Glassman has served as the Board Chairman since 2020 and Chief Executive Officer since 2024, and Mr. Brunner has served as independent Lead Director since 2023. The Board believes this leadership structure best serves the Board, the Company and our shareholders.

The Lead Director’s responsibilities include:

▪
Serving as the liaison between the independent directors and the Chairman.

▪
Acting as the principal representative of the independent directors in communicating with shareholders.
▪
Working with the Chairman to set the schedule and agenda for Board meetings, and overseeing delivery of materials to the directors.
▪
Calling special executive sessions of the independent directors upon notice to the full Board.
▪
Presiding over meetings of the independent directors and over Board meetings in the Chairman’s absence.

Our independent directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors, and such executive sessions were held at each quarterly Board meeting in 2025.

Corporate Governance and Board Matters

Communication with the Board

Shareholders and all other interested parties who wish to contact our Board of Directors may email our Lead Director, Mr. Brunner, at leaddirector@leggett.com. They can also write to Leggett & Platt Lead Director, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically provides the Lead Director all communications except items unrelated to Board functions. The Lead Director may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

Leggett’s Board of Directors held eleven meetings in 2025, and its committees met the number of times listed below. All incumbent directors attended at least 75% of the Board and their respective committee meetings. Directors are expected to attend the Company’s Annual Meeting, and all of them attended the virtual 2025 Annual Meeting (excluding Messrs. Mark A. Blinn and Manuel A. Fernandez who retired effective immediately prior to the beginning of the 2025 Annual Meeting).

The Board has a standing Audit Committee, HRC Committee, and NGS Committee. These committees consist entirely of independent directors, and each operates under a written charter adopted by the Board. The Audit, HRC, and NGS Committee charters are posted on our website at www.leggett.com/governance.

Audit Committee Phoebe A. Wood (Chair) Angela Barbee Mary Campbell Srikanth Padmanabhan Jai Shah Meetings in 2025: 4

The Audit Committee assists the Board in the oversight of:

▪
Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention and performance.
▪
Internal control over financial reporting.
▪
Guidelines and policies to govern risk assessment and management.
▪
Performance of the Company’s internal audit function.
▪
Integrity of the financial statements and external financial reporting.
▪
Legal and regulatory compliance.
▪
Complaints and investigations of any questionable accounting, internal control or auditing matters.

Human Resources and Compensation Committee Jai Shah (Chair) Angela Barbee Robert E. Brunner Mary Campbell Joseph W. McClanathan Meetings in 2025: 10

The HRC Committee assists the Board in the oversight and administration of:

▪
The Company’s human resources strategies, policies and programs.
▪
CEO, executive officer, and director compensation.
▪
Incentive compensation and equity-based plans.
▪
Executive succession planning.
▪
Senior management leadership development.
▪
Employment agreements, change-in-control agreements, and severance benefit agreements with the CEO and executive officers, as applicable.
▪
Related person transactions of a compensatory nature.

Nominating, Governance and Sustainability Committee Joseph W. McClanathan (Chair) Robert E. Brunner Srikanth Padmanabhan Phoebe A. Wood Meetings in 2025: 5

The NGS Committee assists the Board in the oversight of:

▪
Corporate governance principles, policies and procedures.
▪
Identifying qualified candidates for Board membership and recommending director nominees.
▪
Recommending committee members and Board leadership positions.
▪
The Company’s policies and programs relating to corporate responsibility and sustainability matters.
▪
The Company’s political and charitable contributions.
▪
Director independence and related person transactions.

Corporate Governance and Board Matters

Board and Committee Evaluations

The Board and each of its Committees conduct an annual self-evaluation of their practices and charter responsibilities. In addition, the Board periodically retains an outside consultant to assist in the evaluations and solicit survey responses from individual directors on Board and Committee effectiveness, and conduct reviews of the qualifications and contributions of its members.

Board’s Oversight of Risk Management

The Company’s CEO and other senior managers are responsible for assessing and managing various risk exposures on a day-to-day basis. Our Enterprise Risk Management Committee (the “ERM Committee”), comprised of a broad group of executives and chaired by our CFO, adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company.

The ERM Committee meets at least quarterly. Identified risks, including emerging risks, are assigned to a team of subject matter experts who meet regularly throughout the year and provide an updated assessment report to the ERM Committee twice each year (or as circumstances require) for their respective risk areas. On a semi-annual basis, these reports are compiled into a risk summary report which is further reviewed and discussed with the ERM Committee to determine if any additional actions need to be taken. A summary is provided to senior management and the Audit Committee concerning (i) the likelihood, significance, and impact velocity of each risk, (ii) management’s actions to monitor and control risks, and (iii) identified emerging risks. The Audit Committee also performs an annual review of the guidelines and policies that govern the process by which risk assessment and management is undertaken, as well as reviews and discusses major risks on a semi-annual basis. In addition, a designated Board member receives a copy of all reports received through the Company’s ethics hotline.

Our Board has oversight of all cybersecurity threats and incidents. On a quarterly basis, and more often if warranted, the Company’s Chief Information Officer (“CIO”), or the CFO in coordination with the CIO, each after consultation with the Company’s Chief Information Security Officer (“CISO”), reports to the full Board any potentially material cybersecurity threat or incident and our activities regarding the prevention, detection, mitigation, and remediation of cybersecurity threats and incidents. Cybersecurity risk is evaluated as part of our overall ERM process by a cross-functional group of leaders, led by our CISO. Based on the ERM analysis, we adjust, if necessary, our process for the identification, assessment, and monitoring of cybersecurity threats and incidents.

The HRC Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 31. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

▪
We use a combination of short-term and long-term incentive rewards that are tied to varied and complementary measures of performance and have overlapping performance periods.
▪
We use common annual incentive plans across all business units.
▪
Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments, when triggered.
▪
Our employees below key management levels have a small percentage of their total pay in variable compensation.
▪
We promote an employee ownership culture to better align employees with shareholders, with approximately 2,100 employees contributing their own funds to purchase Company stock under various stock purchase plans in 2025.

Corporate Governance and Board Matters

Consideration of Director Nominees and Diversity

The NGS Committee is responsible for identifying and evaluating the best available qualified candidates for election to the Board of Directors. The Committee’s procedure and the Company’s bylaws can be found at www.leggett.com/governance. Following its evaluation, the NGS Committee recommends to the full Board a slate of director candidates to be nominated for election by the Company’s shareholders on an annual basis.

Incumbent Directors. In the case of incumbent directors, the NGS Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance and any transactions between the director and the Company.

New Director Candidates. In the case of new director candidates, the NGS Committee first determines whether the nominee will be independent under NYSE rules, then identifies any special needs of the Board. The NGS Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The NGS Committee believes director candidates should meet and demonstrate the following criteria:

▪
Character and integrity.
▪
A commitment to the long-term growth and profitability of the Company.
▪
A willingness and ability to make a sufficient time commitment to the affairs of the Company to effectively perform the duties of a director, including regular attendance at Board and committee meetings.
▪
Significant business or public experience relevant and beneficial to the Board and the Company.

Board Diversity. In accordance with our Procedure for Identifying and Evaluating Director Candidates, the NGS Committee's policy is to actively seek director candidates from a wide variety of backgrounds, without discrimination based on race, ethnicity, color, ancestry, national origin, religion, sex, sexual orientation, gender identity, age, disability, or any other status protected by law. The NGS Committee recognizes the value of cultivating a Board with a diverse mix of opinions, perspectives, skills, experiences, and backgrounds and implements this policy by considering how a particular candidate’s attributes would complement the existing composition of the Board. We believe a diverse board enables more balanced, wide-ranging discussion in the boardroom, which, we believe, supports effective oversight and enhances the decision-making processes. Having diverse representation and a variety of viewpoints is also important to our shareholders and other stakeholders. The NGS Committee assesses the effectiveness of its approach to diversity as part of its ongoing evaluation of the Board’s overall composition and performance, including consideration of the mix of opinions, perspectives, skills, experiences, and backgrounds represented on the Board.

All nominations to the Board will be based upon merit, experience and background relevant to the Board’s current and anticipated needs, as well as Leggett’s businesses.

Director Recommendations from Shareholders. The NGS Committee does not intend to alter its evaluation process, including the minimum criteria set forth above, for candidates recommended by a shareholder. Shareholders who wish to recommend candidates for the NGS Committee’s consideration must submit a written recommendation to the Secretary of the Company at 1 Leggett Road, Carthage, MO 64836. Recommendations (other than director nominations by shareholders in accordance with the Company’s bylaws, as described below) must be sent by certified or registered mail and received by December 15th for the NGS Committee’s consideration for the following year’s Annual Meeting. Recommendations must include the following:

▪
Shareholder’s name, number of shares owned, length of period held and proof of ownership.
▪
Candidate’s name, address, phone number and age.
▪
A resume describing, at a minimum, the candidate’s educational background, occupation, employment history and material outside commitments (memberships on other boards and committees, charitable foundations, etc.).
▪
A supporting statement which describes the shareholder’s and candidate’s reasons for nomination to the Board of Directors and documents the candidate’s ability to satisfy the director qualifications described above.

Corporate Governance and Board Matters

▪
The candidate’s consent to a background investigation and to stand for election if nominated by the Board and to serve if elected by the shareholders.
▪
Any other information that will assist the NGS Committee in evaluating the candidate in accordance with its procedure.

Director Nominations for Inclusion in Leggett’s Proxy Materials (Proxy Access). The Board has approved a proxy access bylaw, which permits a shareholder, or group of up to 20 shareholders, owning at least 3% of our outstanding shares continuously for at least three years, to nominate and include in Leggett’s proxy materials up to the greater of two nominees or 20% of the Board, provided the shareholders and nominees satisfy the requirements specified in our bylaws. Notice of proxy access nominees for the 2027 Annual Meeting must be received no earlier than January 21, 2027 and no later than February 20, 2027.

Notice of Other Director Nominees. For shareholders intending to nominate a director candidate for election at the 2027 Annual Meeting outside of the Company’s nomination process, our bylaws require that the Company receive notice of the nomination no earlier than January 21, 2027 and no later than February 20, 2027. This notice must provide the information specified in Section 2.2 of the bylaws, including the information required by Rule 14a-19 under the Securities Exchange Act of 1934.

Transactions with Related Persons

According to our Corporate Governance Guidelines, the NGS Committee reviews transactions in which a related person has a direct or indirect material interest, the Company or a subsidiary is a participant, and the amount involved exceeds $120,000. If the transaction with a related person concerns compensation, the HRC Committee conducts the review.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be a related person transaction. The Corporate Secretary will determine if it is a related person transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee. The appropriate Committee will conduct a reasonable prior review and oversight of any related person transaction for potential conflicts of interest and will prohibit any such transaction if the Committee determines it to be inconsistent with the interests of the Company and its shareholders. If it becomes necessary to review a related person transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

The full policy for reviewing transactions with related persons, including categories of pre-approved transactions, is found in our Corporate Governance Guidelines available on our website at www.leggett.com/governance.

The Company employs certain relatives of its executive officers, but only one had total compensation (consisting of salary, annual incentive earned in 2025, the grant date fair value of equity awards granted in 2025, and the Company's matching contributions under the Executive Stock Unit Program (the "ESU Program")) in excess of the $120,000 related person transaction threshold: Ashley Hiatt, Senior Director - Accounting, the sister-in-law of Benjamin M. Burns, Executive VP and Chief Financial Officer, had total 2025 compensation of $284,647.

Corporate Governance and Board Matters

Director Compensation

For 2025, our non-management directors received an annual retainer, consisting of a mix of cash and equity, as set forth in the table below.

Cash Compensation
Director Retainer	$100,000
Audit Committee Retainer
Chair	25,000
Member	10,000
HRC Committee Retainer
Chair	20,000
Member	8,000
NGS Committee Retainer
Chair	15,000
Member	7,000
Equity Compensation – Restricted Stock or RSUs
Director Retainer	160,000
Lead Director Additional Retainer	30,000

The HRC Committee reviews director compensation annually and recommends any changes to the full Board for consideration at its November meeting and at other meetings as appropriate. The Committee considers national survey data and trends, as well as peer company benchmarking data (see discussion of the executive compensation peer group at page 41) but does not target director compensation to any specific percentage of the median. The directors’ annual cash and equity retainers were not increased in 2025.

Directors may elect to receive the equity retainer in restricted stock or RSUs. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Both restricted stock and RSUs vest on the day prior to the next year’s Annual Meeting.

Directors may elect to defer their cash retainer into Leggett stock units at a 20% discount or an interest-bearing cash deferral under the Company’s Deferred Compensation Program, described on page 39.

As of March 13, 2026, our non-management directors currently comply with the stock ownership guidelines requiring them to hold Leggett stock with a value of five times their annual cash retainer within five years of joining the Board.

The Company pays for all travel expenses the directors incur to attend Board meetings, and reasonable costs related to director education.

Corporate Governance and Board Matters

Director Compensation in 2025

Our non-management directors received the following compensation in 2025.

Director	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total

Angela Barbee	$118,000	$160,000	$682	$2,728	$281,410
Mark A. Blinn	59,000			789	59,789
Robert E. Brunner	115,000	190,000	3,813	15,251	324,063
Mary Campbell	117,500	160,000	1,663	7,440	286,602
Manuel A. Fernandez	57,500		1,092	18,745	77,337
Joseph W. McClanathan	123,000	160,000	2,030	38,869	323,898
Srikanth Padmanabhan	117,000	160,000	625	3,289	280,914
Jai Shah	130,000	160,000	4,315	16,153	310,468
Phoebe A. Wood	132,000	160,000	1,394	5,574	298,968

(1)
These amounts include cash compensation deferred under our Deferred Compensation Program, described at page 39. The following directors deferred cash compensation into stock units: Fernandez—$57,500 and McClanathan—$123,000. Mr. Shah deferred $130,000 into an interest-bearing cash deferral.
(2)
The amount shown for Messrs. Blinn and Fernandez reflect the quarterly cash payments for a partial year of service prior to their retirement as directors at the end of their terms effective immediately prior to the beginning of the 2025 Annual Meeting.
(3)
These amounts reflect the grant date fair value of the annual restricted stock or RSU awards, which was $160,000 for each director, plus an additional $30,000 retainer for Mr. Brunner’s service as Lead Director. The grant date value of these awards is determined by the stock price on the day of the award.
(4)
These amounts include the 20% discount on stock unit dividends and premium interest on cash deferrals under our Deferred Compensation Program and RSUs.
(5)
Items in excess of $10,000 that are reported in this column consist of (i) dividend equivalents on annual RSU awards, and dividend equivalents paid on stock units acquired under our Deferred Compensation Program: Brunner—$15,251; and (ii) the 20% discount on the purchase of stock units under our Deferred Compensation Program: Fernandez—$14,375, and McClanathan—$30,750.

Mr. Glassman, the Company's Board Chairman, President and CEO, did not receive compensation for his Board service in 2025, except for $1,528 in dividends from a restricted stock award granted for his service as a non-management director prior to his appointment as President and CEO on May 20, 2024. This amount is included in the Summary Compensation Table on page 45.

As set forth below, all directors held unvested restricted stock or RSUs as of December 31, 2025, except for Mark A. Blinn and Manuel A. Fernandez. The restricted stock and RSUs will vest on May 20, 2026.

Director	Restricted Stock	Restricted Stock Units

Angela Barbee	16,532
Mark A. Blinn(1)
Robert E. Brunner		20,085
Mary Campbell		16,913
Manuel A. Fernandez(1)
Joseph W. McClanathan	16,532
Srikanth Padmanabhan		16,913
Jai Shah		16,913
Phoebe A. Wood		16,913

(1) Mark A. Blinn and Manuel A. Fernandez retired in May 2025 and therefore did not receive any restricted stock or RSU grants in 2025.

Effective in 2025, stock options were eliminated as an investment alternative under our Deferred Compensation Program. However, previously granted stock options remain outstanding. Three directors held outstanding stock options as of December 31, 2025, which

Corporate Governance and Board Matters

were granted in lieu of prior years’ cash compensation under our Deferred Compensation Program: Ms. Campbell—4,274 options, Mr. Fernandez—21,822 options, and Mr. Shah—25,886 options.

Proposals to be Voted on at the Annual Meeting

PROPOSAL ONE: Election of Directors

At the 2026 Annual Meeting, eight directors are nominated to hold office until the 2027 Annual Meeting of Shareholders, or until their successors are elected and qualified. All nominees have been previously elected by our shareholders. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), proxies will be voted for a substitute nominee, if any, designated by the Board.

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. We believe each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Additional information concerning the directors is found in the Proxy Summary at page 1.

Angela Barbee

Independent Director Director Since: 2022 Age: 60 Committees: Audit HRC

Professional Experience:

Ms. Barbee was Senior Vice President—Technology and Global R&D of Weber Inc., a manufacturer of charcoal, gas, pellet, and electric outdoor grills and accessories, from 2021 to 2022. She previously served as Vice President—Advance Development, Global Kitchen & Bath Group of Kohler Company, a global leader in the design, innovation and manufacture of kitchen and bath products, engines and power systems, and luxury cabinetry and tile, from 2020 to 2021, and as Vice President—New Product Development and Engineering, Global Faucets from 2018 to 2020. Ms. Barbee served as Director—Global Creative Design Operations of General Motors, a global company that designs, builds, and sells trucks, crossovers, cars, and automobile parts and accessories, from 2013 to 2017, and in various other capacities since 1994.

Education:

Ms. Barbee holds a bachelor’s degree in mechanical engineering from Wayne State University, a master’s degree in mechanical engineering from Purdue University, and has completed the Executive Education Program in the Ross Business School at the University of Michigan.

Director Qualifications:

Through her positions at Weber, Kohler and General Motors, Ms. Barbee has a wide-ranging knowledge of manufacturing, engineering and innovation, management, and operations in the consumer products and automotive industries. She also has extensive international experience in leading engineering, development and innovation efforts.

Election of Directors

Robert E. Brunner
Lead Independent Director Director Since: 2009 Age: 68 Committees: HRC NGS

Professional Experience:

Mr. Brunner was the Executive Vice President of Illinois Tool Works (ITW), a Fortune 250 global, multi-industrial manufacturer of advanced industrial technology, from 2006 until his retirement in 2012. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace University.

Public Company Boards:

Mr. Brunner currently serves as the independent Board Chair of Lindsay Corporation, a global manufacturer of irrigation equipment and road safety products, and previously served as a director of NN, Inc., a diversified industrial company that designs and manufactures high-precision components and assemblies on a global basis.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on the automotive strategy, business development, mergers and acquisitions, operations, and international issues.

Mary Campbell
Independent Director Director Since: 2019 Age: 58 Committees: Audit HRC

Professional Experience:

Ms. Campbell served as President, vCommerce Ventures of Qurate Retail, Inc., from 2022 until her retirement at the end of 2023. Qurate Retail is comprised of a select group of retail brands including QVC, HSN, Ballard Designs, Frontgate, Garnet Hill, and Grandin Road and is a leader in video commerce, and a leader in mobile and social commerce. During her more than 20 years with the company, Ms. Campbell held various leadership positions across the Merchandising, Planning and Commerce Platforms functions. Most recently, and prior to her most recent position, she served as Chief Merchandising Officer of Qurate Retail Group and Chief Commerce Officer of QVC from 2018 to 2022, as Chief Merchandising and Interactive Officer in 2018, as Chief Interactive Experience Officer from 2017 to 2018, and as Executive Vice President, Commerce Platforms for QVC from 2014 to 2017.

Education:

Ms. Campbell holds a bachelor’s degree in psychology from Central Connecticut State University.

Public Company Boards:

Ms. Campbell currently serves as a director of Kontoor Brands, Inc., a global lifestyle apparel company.

Director Qualifications:

Through her positions at Qurate Retail Group and QVC, Ms. Campbell has extensive knowledge in consumer driven product innovation, marketing and brand building, and traditional and new media platforms, as well as leading teams for long term growth and evolution.

Election of Directors

Karl G. Glassman
Board Chairman Director Since: 2002 Chairman Since: 2020 Age: 67 Committees: None

Professional Experience:

Mr. Glassman has served as the Company’s President and Chief Executive Officer since May 2024, and served as segment manager of Specialized Products on a temporary basis until February 2025. Mr. Glassman previously served as the Company’s Executive Chairman of the Board from 2022 until his retirement in May 2023 and was first appointed Chairman of the Board in 2020. Mr. Glassman also served as the Company’s Chief Executive Officer from 2016 to 2021, as President from 2013 to 2019, Chief Operating Officer from 2006 to 2015, Executive Vice President from 2002 to 2013, President of the former Residential Furnishings segment from 1999 to 2006, Senior Vice President from 1999 to 2002, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Director Qualifications:

As the Company’s President and CEO with decades of experience in Leggett’s senior management team, Mr. Glassman offers exceptional knowledge of the Company’s operations, strategy, and governance, as well as its customers and end markets. Mr. Glassman also served on the Board of Directors of the National Association of Manufacturers through the end of 2022.

Joseph W. McClanathan
Independent Director Director Since: 2005 Age: 73 Committees: HRC NGS, Chair

Professional Experience:

Mr. McClanathan served as President and Chief Executive Officer of the Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, from 2007 through his retirement in 2012. Previously, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President—North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Public Company Boards:

Mr. McClanathan currently serves as a director of Brunswick Corporation, a market leader in the marine industry.

Director Qualifications:

Through his leadership experience at Energizer and as a former director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

Election of Directors

Srikanth Padmanabhan
Independent Director Director Since: 2018 Age: 61 Committees: Audit NGS

Professional Experience:

Mr. Padmanabhan served as Executive Vice President and President, Operations of Cummins Inc., a global manufacturer of engines and power solutions, from 2024 until his retirement in April 2025. He previously served as President of its Engine Business segment from 2016 to 2023, as Vice President—Engine Business from 2014 to 2016, Vice President and General Manager of Emission Solutions from 2008 to 2014, and in various other capacities since 1991.

Education:

Mr. Padmanabhan holds a bachelor’s degree in mechanical engineering from the National Institute of Technology in Trichy, India, a Ph.D. in mechanical engineering from Iowa State University, and has completed the Advanced Management Program at Harvard Business School.

Public Company Boards:

Mr. Padmanabhan is a director of Terex Corporation, a global manufacturer of advanced specialty vehicles, materials processing machinery, mobile elevating work platforms, and equipment for the electric utility industry.

Director Qualifications:

With over 30 years at Cummins in a variety of leadership roles, Mr. Padmanabhan offers considerable knowledge of the automotive industry and the industrial sector. He brings extensive experience in managing operations, technology and innovation across a multi-billion-dollar global business. He has lived and worked in India, the United States, Mexico, and the United Kingdom.

Jai Shah
Independent Director Director Since: 2019 Age: 59 Committees: Audit HRC, Chair

Professional Experience:

Mr. Shah serves as a Group President of Masco Corporation, a Fortune 500 global leader in the design, manufacture and distribution of branded home improvement and building products. In this position since 2018, Mr. Shah currently has responsibility for operating companies with leading brands in global decorative and rough plumbing in North America and previously headed Masco’s platform of decorative architectural and wellness businesses. Mr. Shah is also responsible for Masco’s Corporate Strategic Planning activities. He previously served as President of Delta Faucet Company, a Masco business unit, from 2014 to 2018, as Vice President and Chief Human Resources Officer for Masco from 2012 to 2014, and in various capacities since 2003. Prior to Masco, Mr. Shah held a number of senior management positions at Diversey Corporation and served as Senior Auditor for KPMG Peat Marwick Chartered Accountants.

Education:

Mr. Shah is a Certified Public Accountant and Chartered Professional Accountant (Canada) and holds an MBA from the University of Michigan, as well as bachelor’s and master’s degrees in accounting from the University of Waterloo in Ontario, Canada.

Director Qualifications:

Mr. Shah’s range of experience at Masco in a variety of operational, financial and corporate roles offers the Board a broad perspective on relevant issues facing global corporations, including growth strategy development and implementation, talent management, and adapting to e-business and market innovations.

Election of Directors

Phoebe A. Wood
Independent Director Director Since: 2005 Age: 72 Committees: Audit, Chair NGS

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chair and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she had served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000. Ms. Wood has also served as Chief Executive Officer of KirtleyWood LLC, a board advisory firm, since January 2025.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, and PPL Corporation, a utility and energy services company. Ms. Wood previously served as a director of Pioneer Natural Resources, an independent oil and gas company, from 2013 to 2024.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial and accounting issues the Board addresses in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

Audit-Related Matters

PROPOSAL TWO: Ratification of Independent Registered Public Accounting Firm

The Audit Committee is directly responsible for the appointment of the Company’s independent registered public accounting firm and has selected PricewaterhouseCoopers LLP (“PwC”) for the fiscal year ending December 31, 2026. PwC has been our independent registered public accounting firm continuously since 1991.

The Audit Committee regularly evaluates activities to assure continuing auditor independence, including whether there should be a regular rotation of the independent registered public accounting firm. As with all matters, the members of the Audit Committee perform assessments in the best interests of the Company and our investors and believe that the continued retention of PwC meets this standard.

Although shareholder ratification of the Audit Committee’s selection of PwC is not required by the Company’s bylaws or otherwise, the Board is requesting ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be available at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as the independent registered public accounting firm.

Audit and Non-Audit Fees

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm, directly involved in the selection of the lead engagement partner, and responsible for the audit fee negotiations associated with retaining PwC. The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2025 and 2024 are shown below.

Type of Service	2025	2024

Audit Fees(1)	$2,911,061	$3,095,800
Audit-Related Fees(2)	168,846	176,689
Tax Fees(3)	268,292	459,598
All Other Fees(4)	5,837	5,246
Total	$3,354,036	$3,737,333

(1)
Includes rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; comfort and debt covenant letters; and services in connection with regulatory filings.
(2)
Includes audits of employee benefit plans and other attest services.
(3)
Includes preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures.
(4)
Includes use of an international tax reporting software and subscription fees to access accounting and financial reporting content.

Audit-Related Matters

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2025 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2025 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

Audit Services : quarterly reviews of the Company’s financial statements; statutory audits, where appropriate; services related to SEC registration statements (including comfort and debt covenant letters); consents and assistance in responding to SEC comment letters; consultations as to accounting or disclosure treatment of transactions or events; and services in connection with regulatory filings.

Audit-Related Services : consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; financial statement audits of employee benefit plans; and due diligence and audits related to acquisitions, dispositions and joint ventures.

Tax Services : preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation and review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws and transfer pricing matters; tax planning strategies and implementation; and tax due diligence related to acquisitions, dispositions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The procedure requires the Audit Committee to specifically pre-approve the terms of the annual audit services engagement letter with the Company’s auditor, including all audit procedures required to render an opinion on the Company’s annual financial statements and on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee must specifically approve, if necessary, any changes in terms of the annual audit engagement resulting from changes in audit scope, Company structure or other matters. The Audit Committee must also specifically approve in advance all other permissible Non-Audit Services to be performed by the Company’s auditors. The procedure prohibits certain non-audit services from being provided by the independent auditor under SEC rules.

Management provides quarterly reports to the Audit Committee regarding the nature and scope of any non-audit services performed and any fees paid to the auditors for all services. The Audit Committee has determined that the provision of the approved Non-Audit Services by PwC in 2025 is compatible with maintaining PwC’s independence.

Audit Committee Report

The current Audit Committee is composed of five non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee is responsible for monitoring, overseeing, and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

Audit-Related Matters

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with accounting principles generally accepted in the United States and on the opinion of PwC included in their report on the Company’s financial statements.

Based on review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2025 Annual Report on Form 10-K.

Phoebe A. Wood (Chair)	Mary Campbell	Jai Shah
Angela Barbee	Srikanth Padmanabhan

Say-on-Pay

PROPOSAL THREE: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, Leggett’s shareholders have the opportunity to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s Named Executive Officers (NEOs), as described in the Executive Compensation and Related Matters section beginning on page 31.

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our NEOs with over 90% or more of the vote (with 95% support in 2025). Our Board has adopted a policy providing for an annual Say-on-Pay vote.

Our HRC Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package uses a mix of cash and equity-based awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation paid to the Company’s NEOs as described in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

Because your vote is advisory, it will not be binding upon the Board; however, the HRC Committee and the Board have considered and will continue to consider the outcome of the vote when making decisions for future executive compensation arrangements.

The Board recommends that you vote FOR the Company’s Named Executive Officer compensation package.

Flexible Stock Plan

PROPOSAL FOUR: Approval of the Amendment and Restatement of the Flexible Stock Plan

The amended and restated Flexible Stock Plan (the "Plan") was last approved by our shareholders in 2025 (the "2025 Plan"). The Plan provides for the award of stock-based benefits to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance. At its meeting on February 26, 2026, the Board of Directors recommended our shareholders approve the amended and restated Plan set forth in full in the Appendix (the “2026 Restatement”). If approved by the Company’s shareholders, the 2026 Restatement will become effective as of May 21, 2026 (the “Effective Date”) and will continue in effect until the tenth anniversary of the Effective Date.

Under the 2025 Plan, each share granted under any type of award (including full value awards, options, and stock appreciation rights) count as one share against the shares available under the Plan. The Company has largely discontinued granting options (although previously granted options remain outstanding primarily under the Deferred Compensation Program).

As of March 13, 2026, there were approximately 4.8 million shares potentially issuable from prior awards under the 2025 Plan (4.5 million full value awards and 0.3 million options), while approximately 4.2 million shares remained available under the 2025 Plan for future grants. If shareholders approve the 2026 Restatement, the shares available will be increased by 4.0 million shares for a total of approximately 8.2 million shares available for future grants under the Plan (excluding forfeitures of existing awards that again become available for issuance under the Plan).

In addition to increasing the number of shares available under the Plan, the 2026 Restatement also (i) extends the term of the Plan by one year, (ii) adds a non-employee director annual compensation limit, and (iii) adds a requirement for the CEO to hold any net shares received (i.e., shares remaining after payment of taxes) from the exercise of options or stock appreciation rights. Shareholder approval of the 2026 Restatement will constitute approval of the material terms of the Plan. If our shareholders fail to approve the 2026 Restatement, the 2025 Plan will continue as currently in effect.

While we have tax-qualified stock purchase plans for employees generally, the Flexible Stock Plan is our only vehicle for granting non-qualified equity benefits. The Plan’s flexible design permits equity-based awards to be tailored to the needs of the Company and to comply with changing business, tax and regulatory environments.

Key Features of the Plan

Double-Trigger Vesting of Awards upon a Change in Control. The Plan does not permit awards to vest solely upon the occurrence of a change in control (unless the acquirer requires that outstanding awards be terminated as a result of the change in control), but awards vest in connection with certain terminations of employment following a change in control.

Minimum Vesting. For Awards issued after May 8, 2024, the Plan requires a mandatory minimum vesting period of at least one year for at least 95% of the shares, except in the case of disability, death or in certain circumstances following a change in control.

Clawback. The Committee is authorized to cancel cash and equity time-based and performance awards and require repayment to the Company under the circumstances described below at page 28.

No Repricing. The Plan prohibits the cancellation of an outstanding, underwater option or stock appreciation right ("SAR") for the purpose of reissuing to the participant at a lower exercise price or granting a replacement award of a different type. Unless following a change in our capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

No Cash Buyouts. The Plan prohibits the cash buyout of an underwater option or SAR without shareholder approval.

Flexible Stock Plan

No Discounted Options or SARs. Options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Evergreen Provision. There is no “evergreen” feature pursuant to which the shares authorized for issuance under the Plan can be automatically increased.

No Tax Gross-ups. The Plan does not provide for any tax gross-ups.

No Dividend or Dividend Equivalents on Unvested Awards. The Plan allows for dividend and dividend equivalents, based on dividends declared on common stock, to be credited as of the applicable dividend payment date, during the period between the date of grant and the date the award vests, but prohibits the payment of dividend or dividend equivalents unless the underlying award becomes vested.

Limits on Compensation to Non-Employee Directors. The Plan contains an annual limitation on non-employee director compensation of $750,000, which includes the grant date fair value of equity awards and cash or other consideration.

CEO Stock Holding Requirement. The Plan requires our CEO to hold for at least one year any net shares received (i.e., shares remaining after payment of taxes) from Option or SAR exercises.

Ten-Year Term. The Plan will terminate on May 21, 2036, the tenth anniversary of the date of shareholder approval, provided that if our shareholders fail to approve the 2026 Restatement, the 2025 Plan will continue as currently in effect, including that the Plan will terminate on May 7, 2035.

Independent Administration. The HRC Committee, an independent committee of the Board of Directors, currently administers the Plan.

How We Use Stock Compensation

We have encouraged and promoted employee stock ownership at all levels of the Company for many years. In 2025, approximately 2,100 employees contributed their own funds to purchase Company stock under various stock purchase plans. The HRC Committee has weighted our executives’ compensation toward Leggett equity granted and administered through the Plan.

Performance Stock Units. Leggett’s long-term focus emphasizes sustained, profitable growth and shareholder alignment. We grant PSUs as a primary component of our senior executives’ compensation to drive and reward those results, with 60% of the long-term incentive granted as PSUs. The PSUs granted in 2024, 2025 and 2026 support our operational goals by allocating 50% of the payout to total adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) generated over the three-year performance period and 50% of the payout to return on invested capital (ROIC). These results are subject to a payout multiplier of 0.75 to 1.25 based on our relative total shareholder return (TSR). Fifty percent of the PSUs are settled in shares of common stock, while fifty percent are settled in cash, although the Company reserves the right, except for distributions to persons subject to Section 16 of the Securities Exchange Act of 1934, to settle all PSUs in cash. The PSUs, including the calculation of adjusted EBITDA, ROIC and relative TSR, are described on page 37.

Restricted Stock Units. The remaining 40% of our senior executives’ long-term incentive is granted as RSUs, along with RSU grants to a broad group of managers and key employees. These RSUs vest in one-third increments at 12, 24 and 36 months after the grant date. RSUs are also awarded intermittently to select new hires and existing employees for retention, motivation or recognition.

Deferred Compensation. Leggett had 71 managers and directors eligible for the Deferred Compensation Program in 2025, and they collectively deferred approximately $1.5 million of their cash compensation into stock units. Stock units and reinvested dividend equivalent accruals are acquired at a 20% discount to the market price of Company common stock. Prior to 2025, participants could also choose at-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the grant date. Effective in 2025, stock options were eliminated as an investment alternative in the Deferred Compensation Program. However, previously granted stock options remain outstanding.

Flexible Stock Plan

Retirement. We also use shares from the Plan for our executives’ primary retirement plan, the ESU Program. Executives contribute up to 10% of their cash compensation above a certain threshold into diversified investments in their accounts, which are held until they retire or terminate employment. The Company matches 50% of the executives’ contributions with stock units acquired at a 15% discount to the market price of Company common stock and provides an additional match of up to 50% if the Company meets certain performance targets.

Directors. Our seven non-employee directors receive a portion of their annual compensation at their election either in restricted stock or RSUs, consisting of an award with a grant date value of $160,000, and an additional value of $30,000 for the Lead Director. The restricted stock or RSUs vest the day before the following year’s annual shareholder meeting. Electing RSUs enables directors to defer receipt of the shares for two to ten years while accruing dividend equivalent shares at a 20% discount to market price over the deferral period. Directors may also participate in the Deferred Compensation Program described above by deferring some or all of their cash retainers for board and committee service.

Stock Options. Non-qualified stock options (“NQSOs”) have been occasionally granted to senior executives in connection with promotions or for retention purposes. These options are granted with an exercise price equal to the closing price of the Company’s common stock on the grant date. Options vest and become exercisable in three annual installments beginning 18 months after the grant date and have a maximum 10-year term.

Company Stock Price. The closing market price for our common stock on March 13, 2026 was $10.18.

Burn Rate and Overhang

We believe we have been judicious in our use of shares previously authorized by shareholders under the Plan, and we are committed to closely monitoring share usage. Two common measures of a stock plan’s cost are known as “burn rate” and “overhang.”

Burn rate refers to the rate at which shares issued under the Plan increase the number of shares outstanding. Over the last three years, we have maintained an average burn rate of 1.10% per year. We calculate burn rate as the sum of options granted during each year plus full value awards granted or vested during each year (as detailed below), as a percentage of the weighted average common shares outstanding.

Burn Rate

Year	Options	Full Value Awards(1)	Total Awards	Weighted Average Shares Outstanding	Burn Rate

2025	40,561	1,980,032	2,020,593	135,470,265	1.49%
2024	17,160	1,506,873	1,524,033	134,300,605	1.13%
2023	24,953	898,264	923,217	133,319,071	0.69%
			3-year average		1.10%

(1)
Full value awards included stock units issued under the Deferred Compensation Program and the ESU Program during the year, restricted stock and RSU awards granted during the year, and PSUs vested during the year. The details for the last three years’ PSU grants, vesting and forfeitures are in the following chart. The numbers reflect the stock-settled PSUs at a 200% maximum payout.

Flexible Stock Plan

Performance-Based Awards	Shares
Non-vested at 12/31/2022	526,604
Granted	295,514
Vested	3,196
Forfeited	260,160
Non-vested at 12/31/2023	558,762
Granted	797,278
Vested	2,503
Forfeited	260,745
Non-vested at 12/31/2024	1,092,792
Granted	1,140,046
Vested	—
Forfeited	295,514
Non-vested at 12/31/2025	1,937,324

Overhang measures the degree to which our shareholders’ ownership may be diluted by stock-based compensation awarded under the Plan. Our overhang as of March 13, 2026, was determined by dividing the stock awards outstanding by the common shares outstanding.

Overhang

	279,342	Options Outstanding:
Weighted Average Exercise Price: $38.20
Weighted Average Term: 4.12
	4,480,250	Full-Value Awards Outstanding
	4,759,592	Total Awards Outstanding
Divided by	136,375,853	Common Shares Outstanding on March 13, 2026
	3.5%	Overhang as of March 13, 2026

The 4,480,250 full-value awards outstanding consist of 1,765,768 unvested, time-based awards, 2,651,692 unvested, stock-settled performance-based awards at 200% maximum payout, and 62,790 unvested awards under the ESU Program, but excludes 3,806,076 vested stock units in the ESU Program, the Deferred Compensation Program, and the Plan, and 2,651,530 unvested, cash-settled performance-based awards at 200% maximum payout. The 4,159,883 shares available for grant under the 2025 Plan as of March 13, 2026 are not included in the above calculation. Adding those shares to the total awards outstanding would increase the overhang percentage to 6.54%. Adding the new 4,000,000 shares to be available for grant under the 2026 Restatement would increase the overhang percentage to 9.47%.

We are strongly committed to a culture of employee stock ownership. Accordingly, we believe the approval of the 2026 Restatement is critical to our ability to attract, retain and reward the caliber of employees necessary to achieve superior performance.

Description of the Plan

The following description of the Plan is qualified in its entirety by the full 2026 Restatement, which is attached as an Appendix. If approved by the Company’s shareholders, the 2026 Restatement will become effective as of the Effective Date and will continue in effect until the tenth anniversary of the Effective Date.

The Plan provides for awards to eligible participants in the form of stock options, SARs, restricted stock, stock units, performance awards, other stock-based awards and other awards, which may include cash awards.

Flexible Stock Plan

Awards may be granted to (i) employees, (ii) non-employee directors, and (iii) individuals or entities providing services to the Company or an affiliate of the Company, to attract and retain valuable employees, directors and other key individuals, align the interests of participants with shareholders, and reward outstanding performance. As of March 13, 2026, a total of approximately 334 employees, and seven non-employee directors were eligible and participating in the Plan, and there were no other individuals or entities providing services to the Company or an affiliate of the Company participating in the Plan. The number of awards that may be granted to a participant under the Plan is in the discretion of the HRC Committee and therefore cannot be determined in advance. See the Grants of Plan-Based Awards in 2025 table at page 48 for information regarding equity-based awards granted to our named executive officers. Awards settled in cash do not reduce the number of shares available for grant. If an award expires or is terminated, cancelled or forfeited, the shares covered by that award will again be available for issuance under the Plan. The following shares will not become available for reissuance under the Plan:

▪
Shares tendered by participants or withheld as full or partial payment to the Company upon exercise of options granted under the Plan;
▪
Shares subject to a SAR or an option that are not issued upon net settlement or exercise of the SAR or the option;
▪
Shares withheld by, or otherwise remitted to, the Company to satisfy a participant’s tax withholding obligations on awards granted under the Plan; and
▪
Shares that have been repurchased by the Company using cash proceeds received by the Company from the exercise of options granted under the Plan.

Under the 2026 Restatement, all awards (including full-value awards, options and SARs) will count as one share against the shares available under the Plan. All shares available under the Plan may be granted as any type of award. Up to one hundred percent of the shares available under the Plan may be granted as incentive stock options (“ISOs”).

Outstanding awards, as well as the number of shares reserved under the Plan and the maximum number of shares issuable to participants, will be appropriately adjusted to reflect any stock dividend, stock split, spin-off or similar change to the Company’s capital stock.

The Committee administering the Plan consists of at least two directors who are intended to qualify as “non-employee directors” as defined in Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Members of the Committee are appointed by the Board. Currently, the HRC Committee of the Board serves as the Committee administering the Plan. The HRC Committee has full authority and discretion to (i) select participants, (ii) determine the type, size, and conditions applicable to awards, (iii) determine to what extent awards may be settled in cash, shares, or other property, or may be cancelled or suspended, (iv) determine to what extent amounts payable from an award under the Plan may be deferred, either automatically or at the election of the participant, (v) interpret and administer the Plan and any agreement issued thereunder, and (vi) establish rules, appoint agents, and take any other action it deems necessary or desirable for the administration of the Plan. To the extent permitted by law, the HRC Committee may delegate all or any part of its authority under the Plan, except for grants to individuals who are subject to Section 16 of the Exchange Act.

The Board has the sole right and power to amend or terminate the Plan at any time, except that it may not amend the Plan, without approval of Company shareholders, in a manner that would cause ISOs to fail to qualify as such, increase the number of shares available under the Plan (other than in connection with a stock split or similar change to the Company’s capital stock), expand the classes of individuals eligible to receive awards, otherwise require shareholder approval under the rules of the applicable exchange, or violate applicable law. The amendment or termination of the Plan will not adversely affect a participant’s right to any outstanding awards without such participant’s consent.

Vesting upon a Change in Control. The Plan provides for double-trigger vesting in the event of a change in control of the Company (as defined in the Plan). If, following a change in control, the participant’s employment is terminated by the Company for reasons other than disability or cause (as defined in the applicable award agreement), or the participant terminates employment for good reason (as defined in the applicable award agreement), then awards that are subject to time-based vesting conditions shall immediately vest and performance awards shall be deemed earned at the maximum payout level and immediately vest. However, if the acquirer in the change in control requires that outstanding awards be terminated as a result of the change in control, then awards that are subject to time-based vesting conditions shall immediately vest and performance awards shall be deemed earned at the maximum payout level and immediately vest. To the extent consistent with the foregoing, in the event of a Change in Control, the HRC Committee may, among other things: (i) accelerate any time periods relating to the exercise or realization of awards; (ii) purchase an award, upon the participant’s request, for the amount

Flexible Stock Plan

which could have been attained upon the exercise or realization of the award had it been currently exercisable or payable; (iii) adjust outstanding awards as it deems appropriate to reflect such transaction, and (iv) cause outstanding awards to be assumed or substituted by the surviving corporation.

Description of Awards

Restricted Stock. These are awards of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award agreement. Shares of restricted stock have full voting rights, and accrue dividends during the restricted period; provided, however, dividends accrued during the restricted period shall be paid only if, and when, the underlying restricted stock vests. The HRC Committee will determine the price, if any, at which restricted stock is sold or awarded.

Stock Units. These represent the right to receive the value of a number of shares of common stock, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the award agreement. Stock units may be settled in cash or in stock, as determined by the HRC Committee, and as specified in the award agreement. Stock units represent an unfunded and unsecured obligation of the Company. Stock units have no voting or dividend rights, but may accrue dividend equivalents, as determined by the HRC Committee. Dividend equivalents may accrue on unvested stock units and entitle the holder to acquire additional stock units, but such additional stock units shall be converted into common stock and distributed only if, and when, the underlying stock units become vested. The HRC Committee will determine the price, if any, at which stock units are sold or awarded to participants.

Performance Awards. A performance award entitles a participant to receive a specified number of shares of common stock (or cash equal to the fair market value of such shares) at the end of a performance period, as specified in the award agreement. The ultimate number of shares distributed (or cash paid) depends upon the extent to which pre-established performance objectives are met during the applicable performance period.

Stock Options. A stock option is the right to acquire shares of common stock at a fixed exercise price for a fixed period of time not to exceed ten years. The option price per share cannot be less than the fair market value of the Company’s common stock on the grant date. Options cannot be exercised until they are vested. All option terms and conditions will be determined by the HRC Committee.

The HRC Committee may grant options intended to qualify as ISOs pursuant to Section 422 of the Internal Revenue Code, as well as NQSOs under the Plan. However, we currently do not grant ISOs and do not have any outstanding ISOs. As previously referenced, the Company no longer grants broad-based option awards on a regular basis. In 2025, options were removed as an investment alternative in the Deferred Compensation Program.

Stock Appreciation Rights. This award gives a participant the right to receive, for each SAR exercised, an amount equal to the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share on the date the SAR was granted. SARs may have terms up to ten years, may be settled in cash or in stock, as determined by the HRC Committee, and are subject to the terms and conditions of the award agreement. We currently do not grant SARs.

Other Stock-Based Awards. The HRC Committee may grant other stock-based awards which may include, without limitation, the grant of shares of common stock and the grant of securities convertible into shares of common stock. Other stock-based awards may be settled in stock or in cash.

Other Awards. The HRC Committee may provide types of awards under the Plan in addition to those specifically listed, such as cash awards, if the HRC Committee believes that such awards would further the purposes for which the Plan was established.

Award Conditions and Administration

Awards are typically evidenced by an agreement describing the award’s terms and conditions. Such an agreement may include: description of the type of award; the award’s duration; if an option, the exercise price, the exercise period and the person or persons who may exercise the option; the effect of the participant’s disability, death or termination of employment on the award; the award’s conditions, vesting or performance criteria; when, if, and how it may be forfeited, converted into another award, modified, exchanged for another award, or replaced; and the trading restrictions on any shares purchased or granted under the Plan.

The HRC Committee may require the satisfaction of certain performance criteria as a condition to the grant or vesting of any award.

Flexible Stock Plan

The HRC Committee may allow the exercise price of an option or payment price of an award to be paid in cash, with shares owned by the participant, or a combination of both. Options also may be exercised in a broker-assisted, cashless exercise or other cashless exercise, as permitted by the HRC Committee.

The Company may withhold from option exercises or other awards any amount necessary to satisfy tax withholding requirements arising from the option exercise or award. The HRC Committee may, at any time, require a participant to pay in cash the amount necessary to comply with withholding requirements.

An award may be granted in tandem with another award, except that only SARs may be granted in tandem with an ISO.

Subject to the requirements of Code Section 409A, and upon the terms established by the HRC Committee, participants may defer receipt of awards, interest may be earned on cash deferrals, and dividends or dividend equivalents may accrue on deferrals denominated in stock units but will be payable only to the extent that the deferrals vest.

Unless the HRC Committee provides otherwise (except with respect to ISOs), awards may not be pledged, encumbered or charged and are not transferrable or assignable except by will or the laws of descent and distribution.

Modifications to Awards

Any award may be converted, modified, forfeited or cancelled, in whole or in part, by the HRC Committee to the extent permitted in the Plan or applicable award agreement, or with the participant’s consent.

The HRC Committee may permit a participant to surrender an award in exchange for a new award to the extent such surrender would not result in adverse tax consequences under Code Section 409A; provided however, the HRC Committee may not cancel an outstanding option or SAR that is underwater for the purpose of reissuing the option to the participant at a lower exercise price, provide the participant a cash buyout of the underwater option or SAR, or grant a replacement award of a different type for the underwater option or SAR, without shareholder approval. Unless following a change in the Company’s capital stock, the exercise price of an option or SAR may not be reduced without shareholder approval.

If an award is subject to Code Section 409A, an award may be modified, replaced or terminated in the discretion of the HRC Committee to the extent necessary to comply with such provision. In addition, in the event that a participant is determined to be a specified employee under Code Section 409A, any payment upon separation from service will be made or begin, as applicable, six months following the date of separation from service to the extent necessary to avoid adverse tax consequences under Code Section 409A.

Clawbacks

The HRC Committee may, in its discretion, cancel all or any portion of a cash or equity time-based or performance award if the recipient (i) violates any confidentiality, non-solicitation or non-compete obligations or terms in an award agreement, employment agreement, confidentiality agreement, separation agreement, and/or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws.

The HRC Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of a cash or equity time-based or performance award (i) in the preceding three years if, in its discretion, the HRC Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.

New Plan Benefits

The HRC Committee has discretion to select the individuals who will receive awards under the Plan and the amount of any such awards. As a result, the future recipients of awards (and the amounts of those awards) under the Plan are not presently determinable. In addition, since our directors and executive officers are eligible to receive awards under the Plan, they have an interest in this proposal.

Flexible Stock Plan

Federal Income Tax Consequences

The following is a summary of the current general federal income tax consequences of awards granted under the Plan to U.S. taxpayers. Tax consequences for any particular individual or transaction may be different and are subject to change.

Non-Qualified Stock Options and Stock Appreciation Rights. A recipient recognizes no taxable income upon the grant of NQSOs or SARs. Upon exercise of either, the recipient will recognize taxable ordinary income equal to the difference between the fair market value of Company stock on the exercise date and the exercise price. Any additional gain or loss recognized upon the subsequent sale or exchange of the stock will be taxed as a short-term or long-term capital gain or loss, as the case may be.

Incentive Stock Options. A recipient recognizes no taxable income upon the grant or exercise of an ISO (except for purposes of the Alternative Minimum Tax, in which case income recognition is the same as for NQSOs). If a recipient exercises an option and sells the shares more than two years after the grant date and more than one year after the exercise date, they will recognize a long-term capital gain or loss equal to the difference between the sale price and the exercise price. If a recipient exercises an option and sells the shares before the end of either of the two-year or one-year holding periods, they will generally recognize: (1) taxable ordinary income equal to the excess of (i) the fair market value of the shares at exercise (or at sale, if less) over (ii) the exercise price of the option, plus (2) if the sale price exceeds the sum of the exercise price and the amount of the ordinary income recognized as a result of the sale, short-term or long-term capital gain, as the case may be, equal to such difference.

Restricted Stock, Stock Units and Performance Awards. A recipient of restricted stock, stock units, performance awards or other awards that are subject to forfeiture prior to vesting generally will recognize no taxable income at the time of grant. As to restricted stock, when the restrictions have lapsed or the performance criteria have been met (upon vesting), the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the vesting date over the amount paid, if any, for the shares; however, the recipient may elect to be taxed based on the fair market value of the award at the time of grant. As to stock units or performance awards, when vested shares are issued, the recipient will recognize taxable ordinary income equal to the excess of the fair market value of the Company’s stock on the issuance date over the amount paid, if any, for the shares, or, if the units or awards are settled in cash, equal to the cash paid.

Deferred Compensation. Participants may defer receipt of certain compensation by electing a future distribution date under the terms of an award or program under the Plan. Generally, such deferred compensation becomes taxable when the amounts are distributed. Code Section 409A significantly restricts the ability to defer taxation of compensation, including the deferral of income related to awards granted under the Plan. Any deferral of compensation under the Plan or the terms of an award that does not meet the requirements of Code Section 409A may cause the recipient to be subject to additional taxation and penalties.

Change in Control. If there is an acceleration of the vesting or payment of benefits or an acceleration of the exercisability of options upon a change in control of the Company, all or a portion of the accelerated benefits may constitute “excess parachute payments” under Code Section 280G. The recipient of an excess parachute payment generally incurs an excise tax of 20% of the amount of the payment in excess of their average annual compensation over the five calendar years preceding the year of the change in control. The Company is not entitled to a deduction for excess parachute payments. The Company does not make gross-up payments to employees in the event Code Section 280G excise taxes are triggered.

Tax Effect to the Company. The Company will generally receive a tax deduction equal to the taxable ordinary income recognized by a recipient from an award granted under the Plan, subject to certain limitations. The Company’s deduction will be taken in the same year the recipient recognizes taxable income.

Vote Required to Approve the Amendment

The adoption of this proposal requires the affirmative vote of (i) a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting and (ii) a majority of the votes cast on this proposal.

Flexible Stock Plan

The Board recommends that you vote FOR the amendment of the Flexible Stock Plan.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the Annual Meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

Executive Compensation and Related Matters

Compensation Discussion & Analysis

Our HRC Committee, consisting solely of independent directors, is committed to creating and overseeing an executive compensation program that enables Leggett & Platt to attract and retain a superior management team that receives targeted incentives to build long-term value for our shareholders. To meet these objectives, the HRC Committee has implemented a compensation package that:

▪
Emphasizes performance-based equity programs.
▪
Sets incentive compensation targets intended to drive performance and shareholder value.
▪
Balances rewards between short-term and long-term performance to foster sustained excellence.
▪
Motivates our executive officers to take appropriate business risks.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our Named Executive Officers (NEOs):

Name	Title

Karl G. Glassman	President and Chief Executive Officer
Benjamin M. Burns	Executive Vice President and Chief Financial Officer
J. Tyson Hagale	Executive Vice President, President—Bedding Products
R. Samuel Smith, Jr.	Executive Vice President, President—Specialized Products and Furniture, Flooring & Textile (FF&T) Products
Jennifer J. Davis	Executive Vice President and General Counsel

Executive Summary

This section provides an overview of our NEOs’ compensation structure, Leggett’s pay practices, and the HRC Committee’s approach to compensation risk management. Additional details regarding the NEOs’ pay packages, the HRC Committee’s annual review of the executive officers’ compensation, and our equity pay practices are covered in the sections that follow. The charts below highlight the overall mix of target compensation for our CEO and all other NEOs as a group for 2025.

Compensation Discussion & Analysis

Structuring the Mix of Compensation

The HRC Committee uses its judgment to determine the appropriate percentage of fixed and variable compensation, the use of short-term and long-term performance periods, and the split between cash and equity-based compensation. The value of the variable elements depends on the Company’s performance and stock prices, aligning our executives’ pay with our shareholders’ interests. The following table shows the key attributes of our 2025 executive compensation structure used to drive performance and build long-term shareholder value.

Compensation Type	Fixed or Variable	Cash or Equity-Based	Term	Basis for Payment

Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience with reference to external benchmarking
Annual Incentive	Variable	Cash	1 year	Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) (65% weighting) and cash flow or free cash flow (35% weighting)
Long-Term Incentive – 60% allocated to Performance Stock Units	Variable	Equity- Based	3 years	50% based upon total EBITDA and 50% based upon return on invested capital (ROIC), subject to a payout multiplier of ±25% based upon total shareholder return (TSR)(1) relative to peer group
Long-Term Incentive – 40% allocated to Restricted Stock Units	Variable	Equity- Based	3 years	1/3 of the award vests each year following the grant date, with the value of the awards depending upon the Company’s share price at the time of vesting
(1)
TSR is the change in stock price over the performance period plus reinvested dividends, divided by the beginning stock price. Leggett’s three-year TSR is measured relative to approximately 320 peer companies making up the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400.

Incentive Payouts in 2025

For corporate participants, our executives’ 2025 annual incentive payouts under the Key Officers Incentive Plan (KOIP) tracked the Company’s operational results in 2025, in which the adjusted EBITDA was $383.7 million (versus a target of $389.1 million, resulting in a 96.5% payout) and cash flow was $378.8 million (versus a target of $262.2 million, resulting in a 200% payout). The KOIP, including the calculations and targets for adjusted EBITDA and cash flow, as well as performance metrics, targets and results for our profit center participants, can be found beginning on page 35.

The PSUs granted in 2023 vested on December 31, 2025, with payouts based 50% on the Company’s total EBITDA generated over the three-year performance period and 50% of the payout to ROIC. Leggett’s total EBITDA from 2023 to 2025 was $1,293.3 million, which placed us below the $1,408.5 million payout threshold. The Company’s 8.3% ROIC over the three-year performance period was below the 10.8% payout threshold. The Company’s PSUs, including the calculation of total EBITDA and ROIC, which resulted in 0% payout in 2025, as well as the vesting schedules, are described on page 37.

What We Don’t Do

What We Do

Compensation Discussion & Analysis

Sound Pay Practices

The Company is committed to executive compensation practices that align the interests of our executives with our shareholders:

✓ Pay for Performance – A significant majority of our NEOs’ compensation is at-risk variable compensation.

✓ Multiple Performance Metrics – Variable compensation is based on more than one measure to encourage balanced incentives.

✓ Incentive Award Caps – All of our variable compensation plans have maximum payout limits.

✓ Benchmarking – We compare our compensation package to market surveys and a customized peer group, and the HRC Committee engages an independent consultant.

✓ Stock Ownership Requirements – All NEOs are subject to robust stock ownership requirements.

✓ Confidentiality & Non-Competition – All NEOs are subject to contractual confidentiality and non-compete obligations.

✓ Clawbacks – Mandatory recoupment of excess compensation following a financial restatement and the ability to cancel awards and recoup compensation due to fraud, dishonesty, or violations of Company policies or laws.

✓ Minimum Vesting Period – Awards under our Flexible Stock Plan are subject to a mandatory one-year minimum vesting period (subject to a 5% carve-out for vesting in certain circumstances).

✓ Annual Say-on-Pay Vote – Our Board has adopted a policy to hold an advisory vote to approve the Company’s executive compensation on an annual basis.

x No Single-Trigger Change in Control (CIC) – Our CIC-related cash severance and equity awards have a double trigger, consisting of a CIC and a qualifying termination of employment (unless the acquirer requires outstanding awards be terminated).

x No Hedging or Pledging – We do not permit our executive officers to engage in either hedging or pledging activities with respect to Leggett shares.

x No Excessive Perquisites – Perquisites represent less than 1% of our NEOs’ combined compensation.

x No Employment Agreements – All of our NEOs are employed at-will.

x No Repricing of Options or Cash Buyouts

x No Liberal Share Recycling

x No Dividends Paid on Equity Awards Prior to Vesting

x No Tax Gross-Ups

Compensation Discussion & Analysis

Additional Investment in Leggett Stock

In addition to pay packages that are heavily weighted towards equity-based awards, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the ESU Program and/or the Deferred Compensation Program. Through participation in these programs, particularly the ESU Program, in which Company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk

The HRC Committee regularly reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) are appropriate and do not create risks or misalignments that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our executives’ incentives for risk taking with the long-term best interests of our shareholders. We mitigate risk by allocating incentive compensation across multiple components. This structure is designed to reduce the incentive to take excessive risk because it:

▪
Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.
▪
Stresses long-term performance, discouraging short-term actions that might endanger long-term value.
▪
Combines absolute and relative performance measures.
▪
Uses multiple long-term incentive vehicles, including PSUs and RSUs with 3-year vesting schedules.

Additional safeguards against undue compensation risk include stock ownership guidelines, caps on all incentive payouts, and clawbacks for performance-based compensation.

Impact of 2025 Say-on-Pay Vote

Since Say-on-Pay was implemented in 2011, our shareholders have supported the compensation of our NEOs with over 90% or more of the vote. At our 2025 Annual Meeting, 95% of the votes on the Say-on-Pay proposal approved the compensation of our NEOs. The HRC Committee believes that this shareholder vote strongly endorses the Company’s compensation philosophy and programs. The HRC Committee took this support into account as one of many factors considered in connection with the discharge of its responsibilities (as described in this Compensation Discussion and Analysis) and in exercising its judgment to establish and oversee our executive compensation arrangements throughout the year.

Compensation Discussion & Analysis

Our Compensation Components and Programs

Base Salary

Base salary is the only fixed portion of our NEOs’ compensation package. Salary levels are intended to reflect specific responsibilities, performance and experience, while taking into account market compensation levels for comparable positions. Although base salary makes up less than one-fourth of our NEOs’ aggregate target compensation, it is the foundation for the total package with the variable compensation components set as percentages of base salary:

Name	2025 Base Salary	2025 Annual Incentive: Target Percentage of Base Salary	2025 LTI Awards: Target Percentage of Base Salary

Karl G. Glassman, CEO	$1,275,000	135%	570%
Benjamin M. Burns, CFO	600,000	80%	200%
J. Tyson Hagale, EVP	600,000	80%	200%
R. Samuel Smith, Jr., EVP	525,000	80%	200%
Jennifer J. Davis, EVP	490,000	70%	170%

The HRC Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation packages) during the annual review, which is discussed on page 41.

Annual Incentive

Our NEOs earn their annual incentive, a cash bonus paid under the Key Officers Incentive Plan, based on achieving certain performance targets for the year.

Our executive officers are divided into two groups under the KOIP for 2025, depending upon their areas of responsibility: (i) corporate participants (Glassman, Burns and Davis), whose performance criteria and payouts are based on the Company’s overall results, and (ii) profit center participants (Hagale and Smith), whose performance targets are set for the operations for which they are responsible.

Each NEO has a target incentive amount—the amount received for achieving exactly 100% of all performance goals. The target incentive amount is the officer’s base salary multiplied by his target incentive percentage. At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout.

Performance Metrics. For the 2025 KOIP, the HRC Committee chose adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) as the primary incentive target with a 65% weighting to focus on profitable operating performance. The other 35% of the annual incentive is based upon cash flow(1), which is critical to fund the Company’s ongoing operations, capital expenditures, and dividends. Profit center participants are also subject to a formula-based adjustment ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for critical compliance failures.

(1)
For corporate participants: Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) +/- Change in Working Capital (excluding cash and current maturities of long-term debt) + Non-Cash Impairments – Capital Expenditures.

For profit center participants: Free Cash Flow (FCF) uses the same formula, except (i) EBITDA is adjusted for currency effects and (ii) change in working capital excludes balance sheet items not directly related to ongoing activities.

The EBITDA and cash flow calculations are adjusted for all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year are included, but targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations are included in the calculations. Financial results are adjusted to exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s

Compensation Discussion & Analysis

core, ongoing business activities, including changes to the Company’s capital allocation priorities and related uses of cash. For profit center participants, financial results also exclude results from non-operating branches and the impact of corporate allocations.

Targets and Payout Schedules. Upon selecting the metrics, the HRC Committee established performance targets and payout schedules. In setting the payout schedules, the Company evaluated various payout scenarios before selecting one that struck a balance between accountability to shareholders and motivation for participants. In 2025, the payout for each portion of the annual incentive was capped at 200%.

2025 Corporate Payout Schedule				2025 Profit Center Payout Schedule

EBITDA (millions)(1)		Cash Flow (millions)(1)		EBITDA and Free Cash Flow(2) (Relative to Target)

Achievement	Payout	Achievement	Payout	Achievement	Payout

<$311.3	0%	<$209.8	0%	<80%	0%
311.3	50%	209.8	50%	80%	50%
389.1	100%	262.2	100%	100%	100%
486.4	200%	327.8	200%	125%	200%

(1)
The 2025 results for corporate participants (Glassman, Burns, and Davis) were $383.7 million of EBITDA (which resulted in a 96.5% payout) and $378.8 million of cash flow (resulting in a 200% payout). As reflected in the above table, the EBITDA and cash flow targets have been adjusted in accordance with the terms of the 2025 KOIP Award Formula to take into account the divestiture of the Company's Aerospace Products Group.
(2)
As a profit center participant, Mr. Hagale’s target for a 100% payout was $152.0 million of EBITDA ($150.3 million actual, which resulted in a 97.3% payout) and $119.7 million of free cash flow ($193.5 million actual resulting in a 200% payout) for the Bedding Products Segment. Mr. Smith’s target for a 100% payout was $269.6 million of EBITDA ($260.2 million actual resulting in a 91.3% payout) and $195.5 million of free cash flow ($246.0 million actual resulting in a 200% payout) for the Specialized and FF&T Products Segments. These numbers reflect EBITDA and free cash flow targets for Mr. Smith as adjusted in accordance with the terms of the 2025 KOIP Award Formula to take into account the divestiture of the Company's Aerospace Products Group.

The 2025 cash flow, free cash flow, and combined Specialized and FF&T Products' EBITDA targets were lower than 2024 actual performance. The HRC Committee believes the 2025 targets were appropriately rigorous because they were aligned with the mid-point of the Company's 2025 annual sales, EPS and operating cash flow guidance issued in February 2025, which reflected lower volume in all segments and lower expectations regarding the Company's ability to make further significant reductions to working capital levels.

Compensation Discussion & Analysis

The following table provides the details of the 2025 annual incentive payouts for our NEOs:

Name	Target Incentive Amount				Weighted Payout Percentage					Annual Incentive Payout

Karl G. Glassman	$1,721,250			x	132.7%				=	$2,284,099
	Salary	x	Target %		Metric	Payout %	x	Weight
	$1,275,000		135%		EBITDA	96.5%		65%
					Cash Flow	200.0%		35%
Benjamin M. Burns	$480,000			x	132.7%				=	$636,960
	Salary	x	Target %		Metric	Payout %	x	Weight
	$600,000		80%		EBITDA	96.5%		65%
					Cash Flow	200.0%		35%
J. Tyson Hagale	$480,000			x	135.2%				=	$648,960
	Salary	x	Target %		Metric	Payout %	x	Weight
	$600,000		80%		EBITDA	97.3%		65%
					FCF	200.0%		35%
					2% Compliance Adjustment
R. Samuel Smith, Jr.	$420,000			x	130.3%				=	$547,260
	Salary	x	Target %		Metric	Payout %	x	Weight
	$525,000		80%		EBITDA	91.3%		65%
					FCF	200.0%		35%
					1% Compliance Adjustment
Jennifer J. Davis	$343,000			x	132.7%				=	$455,161
	Salary	x	Target %		Metric	Payout %	x	Weight
	$490,000		70%		EBITDA	96.5%		65%
					Cash Flow	200.0%		35%

Long-Term Incentive, Equity-Based Awards

In 2025, the long-term incentive (LTI) awards for our executive officers were allocated as follows:

▪
60% of the target award value was granted as PSUs having a three-year performance period with payouts ranging from 0% to 200%, with 50% based on total EBITDA and 50% based on return on invested capital (ROIC), subject to a payout multiplier of 0.75 to 1.25 based on relative total shareholder return (TSR).
▪
40% of the target award value was granted as RSUs vesting in one-third increments over three years.

The PSUs and RSUs are granted under the Company’s Flexible Stock Plan, and are subject to the provisions of that plan, in addition to the terms and conditions of the PSU and RSU award agreements.

Performance Stock Units. We grant PSUs to our NEOs and other senior managers to tie their pay to the Company’s performance and shareholder returns. The payouts from these equity-based awards reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. Fifty percent of the PSUs are settled in shares of common stock, while fifty percent are settled in cash.

2025 and 2024 Performance Stock Units. Leggett’s long-term focus emphasizes sustained, profitable growth and shareholder alignment. The 2025 and 2024 PSU awards support our operational goals by allocating 50% of payout to total EBITDA generated over the three-year performance period and 50% of the payout to ROIC. These results are subject to a payout multiplier of 0.75 to 1.25 based on our relative TSR

Compensation Discussion & Analysis

performance. The vesting schedules for the 2025 and 2024 PSU awards are as follows, with payouts interpolated for results falling between the levels shown:

	2025			2024
EBITDA (1) (in millions)		EBITDA Vesting %	EBITDA (1) (in millions)		EBITDA Vesting %

$994.10	Threshold	50%	$1,287.33	Threshold	70%
$1,242.60	Target	100%	$1,448.25	Target	100%
$1,553.30	Maximum	200%	$1,609.17	Maximum	200%

	2025			2024
ROIC(2)		ROIC Vesting %	ROIC(2)		ROIC Vesting %

8.4%	Threshold	50%	9.5%	Threshold	50%
10.5%	Target	100%	11.2%	Target	100%
13.1%	Maximum	200%	12.9%	Maximum	200%

Relative TSR(3) Percentile		Relative TSR Multiplier

25th	Threshold	0.75
50th	Target	1.00
75th	Maximum	1.25

(1)
EBITDA is the Company’s total earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted, during the three-year performance period. The calculation of EBITDA includes results from businesses acquired during the performance period and excludes results for any businesses divested during the performance period. EBITDA also excludes (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash, and (iv) with respect to Profit Centers, the impact of corporate allocations. EBITDA is adjusted to eliminate gain, loss or expense, as determined in accordance with standards established under accounting principles generally accepted in the United States of America, (i) from non-cash impairments, (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 10-K relating to the fiscal year immediately preceding the performance period, (iii) related to the disposal of a segment of a business, or (iv) related to a change in accounting principle. As reflected in the above tables, the EBITDA targets were adjusted in accordance with the terms of the award documents to take into account the divestiture of the Company's Aerospace Products Group.
(2)
ROIC is (i) the Company’s average net operating profit after tax in the first, second and third years of the performance period divided by (ii) the Company’s average Invested Capital on the last day of the fiscal year immediately preceding the performance period and the last day of the first, second and third years of the performance period. “Invested Capital” is the sum of shareholder equity, long-term debt and short-term debt, less cash and cash equivalents. The calculation of ROIC is subject to the same adjustments described above for EBITDA. As reflected in the above tables, the 2024 ROIC targets were adjusted in accordance with the terms of the award documents to take into account the divestiture of the Aerospace Products Group.
(3)
Relative TSR is the Company’s Total Shareholder Return compared to a peer group consisting of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P MidCap 400 (approximately 320 companies).

The three-year 2025-2027 PSU EBITDA targets were lower than the Company’s actual EBITDA performance for the three-year performance period ending in 2024. The HRC Committee believes that these targets were appropriately rigorous because they were aligned with the mid-point of the Company's 2025 annual sales and EPS guidance issued in February 2025, which reflected lower volume in all segments.

In connection with Mr. Glassman’s appointment as CEO on May 20, 2024, Mr. Glassman was granted an award of PSUs pursuant to terms substantially identical to those applicable to the Company’s 2024 PSU awards, except that vesting of the award, in the event of retirement prior to the end of the performance period, was modified to clarify that Mr. Glassman, because he is retirement eligible, will receive a prorated award based on the number of days in the performance period beginning on January 1, 2024 and ending on his retirement date.

Performance Stock Units Prior to 2024. The 2023 PSU awards were substantially similar to the 2024 and 2025 PSU awards as noted above, except for the vesting, the schedules for which are as follows, with payouts interpolated for results falling between the levels shown:

Compensation Discussion & Analysis

EBITDA (1) (in millions)		EBITDA Vesting %

$1,408.50	Threshold	50%
$1,878.00	Target	100%
$2,347.50	Maximum	200%

ROIC(1)		ROIC Vesting %

10.8%	Threshold	50%
12.7%	Target	100%
14.6%	Maximum	200%

(1) As reflected in the above tables, the EBITDA and ROIC targets were adjusted in accordance with the terms of the award documents to take into account the divestiture of the Aerospace Products Group.

Three-Year Restricted Stock Units. The remainder of our executives’ LTI awards are granted as RSUs vesting in one-third increments over three years. Dividends or dividend equivalents are not accrued or paid on RSUs granted under the executive LTI awards. The value of the RSUs is based on the Company’s stock price at the time of vesting which ties the executives’ compensation to the Company’s performance, but the time-based vesting offers an appropriate level of stability to their equity-based compensation.

Other Compensation Programs

The NEOs voluntarily defer substantial portions of their cash compensation into Leggett equity through the ESU Program and/or the Deferred Compensation Program to build an additional long-term stake in the Company. The Company also provides a 401(k) Plan and a non-qualified Retirement K Excess Plan in which some of our executives participate.

Executive Stock Unit Program. All our NEOs participated in the ESU Program, our primary executive retirement plan. These accounts are held until the executive’s employment is terminated.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their cash compensation into diversified investments. The Company makes an additional 17.65% contribution to the diversified investments acquired with executive contributions. We match 50% of the executive’s contribution in Company stock units, purchased at a 15% discount, which may increase up to a 100% match if the Company meets annual adjusted EBITDA targets linked to the KOIP. Stock units credited to a participant’s account resulting from Company contributions generally vest once the participant has reached five years of service.

Leggett stock units held in the ESU Program accrue dividend equivalents, which are used to acquire additional stock units at a 15% discount. At distribution, the balance of the diversified investments is paid in cash, and the stock units are settled in shares of the Company’s common stock, less required tax withholdings. However, the additional stock units acquired pursuant to dividend equivalents are not converted into common stock unless the underlying stock units become vested.

Deferred Compensation Program. The Deferred Compensation Program allows our executives and key managers to defer up to 100% of salary, incentive awards and other cash compensation in exchange for any combination of the following:

▪
Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation or dividends otherwise would have been paid.
▪
Cash deferrals accruing interest at a rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral can receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first installment. Although the Company intends to settle the stock units in shares of the Company’s common stock, it reserves the right to distribute the balance in cash, subject to HRC Committee approval, if sufficient shares are not available under the Flexible Stock Plan. Prior to 2025, participants could elect to defer into at-market stock options, having an initial market value of five times the amount of compensation foregone, with an exercise price equal to the market price of our common stock on the grant date. The outstanding options, which have a 10-year term, may be exercised approximately 15 months after the start of the year in which the deferral was made.

Compensation Discussion & Analysis

Retirement K Excess Plan. Effective December 31, 2024, the Company terminated its defined benefit Retirement Plan, applicable to non-union employees, which had been frozen since 2006 (see description on page 50). Employees who had previously participated in the Retirement Plan prior to the freeze were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan (Retirement K). The Retirement K includes an age-weighted Company matching contribution designed to offset the benefits lost by the Retirement Plan freeze. Employees who did not participate in the Retirement Plan when it was frozen in 2006 are eligible to contribute to the Company’s 401(k) plan with an alternate matching contribution schedule.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or due to their participation in the Executive Stock Unit Program or Deferred Compensation Program. Consequently, we maintain a non-qualified Retirement K Excess Plan which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits. The HRC Committee believes perquisites should not be a significant part of our executive compensation program. In 2025, perquisites were less than 1% of our NEOs’ combined compensation.

Given the location of the Company’s headquarters away from any major metropolitan area, the HRC Committee wished to facilitate Mr. Glassman’s schedule and allow him to more efficiently attend to Company business by offering him limited personal use of Company aircraft. Although Mr. Glassman was permitted to use Company aircraft for personal travel for him and his guests, provided that he reimbursed the Company for the aggregate incremental cost of such flights, including the costs of any deadhead flights necessitated by such personal use, he did not use Company aircraft for personal travel in 2025.

We believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The HRC Committee uses its judgment to determine the appropriate type and mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The HRC Committee may delegate its duties and responsibilities to one or more HRC Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The full Board of Directors must review and approve certain actions, including any employment agreements, severance benefit agreements, and amendments to stock plans.

The HRC Committee has the authority to engage its own external compensation consultant as needed and engaged Meridian Compensation Partners, LLC as its independent consultant for 2025. The Company conducts an annual conflict of interest assessment, which the HRC Committee reviews to verify Meridian’s independence and that no conflicts of interest exist. Meridian does not provide any other services to the Company and works with the Company’s management only on matters for which the HRC Committee is responsible.

In 2025, Meridian advised on selecting a peer group of companies for executive compensation benchmarking, consulted on incentive plan design and performance metrics, provided comparative data for the annual executive compensation review described below, and assisted with other compensation matters as requested. Representatives from Meridian also attend HRC Committee meetings on request.

The Company’s Human Resources and Legal Departments also provide compensation data, research and analysis at the request of the HRC Committee, and personnel from those departments, together with our CEO, attend HRC Committee meetings. However, the HRC Committee regularly meets in executive session without management present to discuss CEO performance and compensation, as well as any other matters deemed appropriate by the HRC Committee.

The CEO recommends to the HRC Committee compensation levels for the other executive officers, including salary levels, annual incentive targets and long-term incentive award values, based on external benchmarking and his assessment of each executive’s performance and level of responsibility. The HRC Committee evaluates those recommendations and accepts or makes adjustments as it deems appropriate.

Compensation Discussion & Analysis

The Annual Review and Use of Compensation Data

The HRC Committee conducted the annual review of executive compensation at its February 2025 meetings to set the executive officers’ compensation for the year.

During the annual review, the HRC Committee evaluates the three primary elements of the annual compensation package for executive officers: base salary, annual incentive, and long-term incentive awards. As discussed above, increases to base salary affect the other elements of the compensation package because the variable compensation elements (annual incentive and long-term incentive awards) are each set as a percentage of base salary. The HRC Committee also reviews the secondary compensation elements, such as voluntary equity plans and retirement plans, retention payments, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made as the plans or agreements giving rise to the compensation are reviewed.

In connection with the annual review, the HRC Committee evaluates the following data presented by the Company and Meridian to consider each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

▪
Compensation data available from proxy filings of the executive compensation peer group and two general industry surveys published by national consulting firms (described more fully below).
▪
Current annual compensation for each executive officer.
▪
The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and maximum payout).
▪
The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.
▪
Compliance with our stock ownership requirements and a summary of outstanding equity awards.

Among the factors the HRC Committee considers when making compensation decisions is the compensation of our NEOs relative to the compensation paid to similarly-situated executives. We believe, however, that a benchmark should be just that—a point of reference for measurement, not the determinative factor for our executives’ compensation. Because the comparative compensation information is just one of several analytic tools used in setting executive compensation, the HRC Committee has discretion in determining the nature and extent of its use.

Benchmarking Against Peer Companies. In the annual review, the HRC Committee used a peer group to provide additional insight into company-specific pay levels and practices. The HRC Committee evaluates market data provided by compensation surveys and views the use of a peer group as an additional reference point when reviewing the competitiveness of NEO pay levels.

In developing the peer group, the HRC Committee directed Meridian to focus on companies in comparable industries with a similar size and scope of business operations as Leggett. The HRC Committee periodically reviews the composition of the peer group to ensure these companies remain relevant for comparative purposes.

Prior to the annual review to set 2025 compensation, the HRC Committee approved the following peer group of 17 publicly traded manufacturing companies, most of which are U.S. based, to place Leggett near the group’s median revenue and assets.

A. O. Smith Corporation	Masco Corporation
Allegion plc	MillerKnoll, Inc.
American Axle & Manufacturing Holdings, Inc.	Owens Corning
Carlisle Companies Incorporated	Pentair plc
Dover Corporation	Snap-on Incorporated
Fortune Brands Innovations, Inc.	Somnigroup International Inc. Steelcase Inc.
Griffon Corporation
HNI Corporation	The Timken Company
Lennox International Inc.

Compensation Discussion & Analysis

Compensation Survey Data. The HRC Committee used broad-based compensation surveys published by Willis Towers Watson (General Industry Executive Compensation Survey, revenue ranging from $3 to $6 billion) and Aon Hewitt (Total Compensation Measurement, revenue ranging from $3 to $5 billion) to develop a balanced picture of the compensation market. The HRC Committee referenced market benchmarks that most closely match the NEOs’ job descriptions; however, the HRC Committee was not made aware of the specific companies in the applicable survey groups.

The HRC Committee used the peer group and compensation surveys to get a general sense of the competitive market. These sources generally showed our executive officers’ compensation was in line with median total compensation and average percentage of at-risk, performance-based pay. Individual pay levels may vary relative to the market median for a number of reasons, including, but not limited to, tenure, responsibilities, and performance.

Additional Considerations. Although the HRC Committee views benchmarking data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity-based compensation, (iii) internal pay equity, and (iv) individual responsibilities, experience and merit when establishing base salaries, annual incentive percentages, and long-term incentive award percentages. While the HRC Committee monitors these pay relationships, it does not target any specific pay ratios.

The HRC Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers.

Changes to the NEOs’ 2025 Compensation. In connection with the 2025 executive officers’ compensation review:

▪
Mr. Glassman’s base salary, and his Annual Incentive and LTI award percentages were unchanged.
▪
Mr. Burns’ base salary was increased from $550,000 to $600,000 to align more closely to his target total compensation with the competitive range of market median, and his Annual Incentive and LTI award percentage were unchanged.
▪
Mr. Hagale’s base salary was increased from $580,000 to $600,000, and his Annual Incentive and LTI award percentages were unchanged.
▪
Mr. Smith's base salary was increased from $500,000 to $525,000, his Annual Incentive percentage was increased from 75% to 80%, and his LTI award percentage was increased from 175% to 200% to align more closely to his target total compensation with the competitive range of market median.
▪
Ms. Davis' base salary was increased from $470,000 to $490,000 to align more closely to her target total compensation with the competitive range of market median, and her Annual Incentive and LTI award percentages were unchanged.

Equity Grant Practices

The HRC Committee discussed the 2025 LTI awards in connection with its annual review of executive officer compensation and approved the 2025 RSU and PSU awards at its February 2025 meetings. The Company has adopted a policy that it may not, unless approved by the General Counsel, grant or issue Company securities tied to the current market price of such securities if the Company is aware of material non-public information. As such, the HRC Committee and Board take this policy into consideration when granting awards. Finally, the Company does not time the disclosure of material non-public information for the purpose of affecting the value of any equity grant.

Performance of Past Equity-Based Awards. The HRC Committee monitors the value of past equity-based awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. However, the HRC Committee does not increase current-year equity-based awards, or any other aspect of the NEOs’ compensation, to adjust for below-expected performance of past equity-based awards.

Clawback Provisions. In November 2023, the Board approved the Company’s Incentive Compensation Recovery Policy in compliance with NYSE listing requirements. Under this policy, following an accounting restatement, the Company will recover erroneously awarded incentive-based compensation paid to current and former executive officers during the three-year recovery period.

In addition, all equity-based awards (including time-based and performance awards) are subject to the clawback provisions included in our Flexible Stock Plan, which allows the HRC Committee to cancel all or any portion of an award if the recipient (i) violates any

Compensation Discussion & Analysis

confidentiality, non-solicitation or non-compete obligations or terms in an award, employment agreement, confidentiality agreement, separation agreement, or any other similar agreement, (ii) engages in improper conduct contributing to the need to restate any external Company financial statement, (iii) commits an act of fraud or significant dishonesty, or (iv) commits a significant violation of any of the Company’s written policies or applicable laws.

Under the Flexible Stock Plan, the HRC Committee may require an award recipient to forfeit and repay to the Company any or all of the income or other benefit received on the vesting, exercise, or payment of an award (i) in the preceding three years if, in its discretion, the HRC Committee determines that the recipient engaged in any of the foregoing activities and that such activity resulted in a significant financial or reputational loss to the Company, (ii) to the extent required under applicable law or securities exchange listing standards, or (iii) to the extent required or permitted under any written policy of the Company dealing with recoupment of compensation, subject to any limits of applicable law.

In addition, our PSU awards provide that the HRC Committee may require repayment of the entire award from any award recipients determined to be personally responsible for gross misconduct or fraud that caused the need for the restatement.

Executive Stock Ownership Guidelines. The HRC Committee believes executive officers should maintain a meaningful ownership stake in the Company to align their interests with those of our shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Position	Ownership Requirement

CEO	5X base salary
CFO and EVPs	3X base salary
All Other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, restricted stock, and stock units count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. After five years from appointment, an executive officer who has not met the ownership requirement or falls below it due to a stock price decline, may not sell Company shares and must hold any net shares acquired upon the exercise of stock options or vesting of restricted stock and stock units unless or until the ownership threshold is met. As of March 13, 2026, all of NEOs were in compliance with their applicable stock ownership requirements. In addition, if the proposed amendment and restatement of the Flexible Stock Plan is approved by the Company's shareholders, our CEO will be required to hold for a period of one year any net shares received from the exercise of options or stock appreciation rights granted on or after May 21, 2026.

Hedging and Pledging Policy. The Company’s Insider Trading Policy prohibits its directors, officers and employees from transactions related to Company securities involving short sales, having put equivalent positions, buying or selling exchange-traded options and hedging transactions, which include the purchase and sale of options, zero cost collars and forward sale contracts. The policy also prohibits all directors and Section 16 officers from pledging Company securities as collateral for a loan, including in a margin account.

Insider Trading Policy and Procedures. The Company has adopted an Insider Trading Policy and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers and employees, and the Company itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable NYSE listing standards. The Company’s Insider Trading Policy is attached as Exhibit 19 to its 2025 Annual Report on Form 10-K filed February 26, 2026.

Change in Control Agreements

Our current NEOs do not have employment agreements and are all considered at-will employees.

Each of our current NEOs has a severance benefit agreement which is designed to protect both the executive officer’s and the Company’s interests in the event of a change in control of the Company, as described on page 55.

Compensation Discussion & Analysis

The benefits provided under the severance benefit agreements do not impact the HRC Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Retention Agreements

In December 2025, the HRC Committee and the Board approved retention agreements (Retention Agreements) for a limited group of key management personnel, including our NEOs named in the following table. The Retention Agreements are designed to ensure continuity in leadership and ongoing success of the Company. The dollar amounts paid to each NEO and the multiple of those payments compared to the NEOs’ 2025 base salaries are found in the following table.

Name(1)	Retention Dollar Amount	Retention Multiple of 2025 Base Salary

Benjamin M. Burns, CFO	$618,000	103%
J. Tyson Hagale, EVP	618,000	103%
R. Samuel Smith, Jr., EVP	540,750	103%
Jennifer J. Davis, EVP	630,875	128.8%

(1)
Karl G. Glassman, the Company’s President and Chief Executive Officer, did not receive a retention agreement.

The retention payments were made in December 2025, but are subject to continued employment through December 23, 2026. The retention payments are subject to a 100% clawback if the executive voluntarily terminates employment (other than for death, disability or good reason) or the Company terminates employment for cause on or before May 29, 2026, and a 50% clawback after May 29, 2026 but terminating on or before December 23, 2026 on the same terms. The clawback provisions will terminate upon a change in control of the Company.

Tax Considerations

For tax years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed an income tax deduction to public companies for compensation over $1 million paid to certain executive officers; however, qualifying performance-based compensation was not subject to the deduction limit if certain requirements were met. As a result of the Tax Cuts and Jobs Act eliminating the performance-based compensation exception under Section 162(m), the Company currently expects that, with respect to 2018 and beyond, any compensation amounts over $1 million paid to any NEO will no longer be tax deductible.

Human Resources and Compensation Committee Report

The HRC Committee has reviewed and discussed the Compensation Discussion & Analysis with management, and, based on that review and discussion, the HRC Committee has recommended to the Board of Directors that this Compensation Discussion & Analysis be included in this proxy statement.

Jai Shah (Chair) Angela Barbee Robert E. Brunner	Mary Campbell Joseph W. McClanathan

Executive Compensation and Related Matters

Summary Compensation Table

The following table reports the total 2025 compensation of our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2025. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings(3)	All Other Compensation (1)(4)	Total

Karl G. Glassman(5)	2025	$1,275,000	$6,692,318	$2,284,099	$14,412	$628,041	$10,893,870
President and Chief Executive	2024	784,615	7,823,942	705,731	79,615	479,017	9,872,920
Officer	2023	256,731	522,307	239,190	149,547	73,841	1,241,616
Benjamin M. Burns	2025	588,462	1,105,031	636,960	1,125	199,872	2,531,450
Executive VP and Chief Financial	2024	538,462	863,286	292,160	4,443	85,825	1,784,176
Officer	2023	416,346	236,146	309,540	5,977	117,571	1,085,580
J. Tyson Hagale	2025	595,385	1,105,031	648,960	1,228	180,794	2,531,398
Executive VP, President—Bedding	2024	575,385	910,363	255,200	4,332	76,807	1,822,087
Products	2023	551,923	944,581	120,064	7,170	97,190	1,720,928
R. Samuel Smith, Jr.(5)	2025	519,231	966,894	547,260	1,686	179,627	2,214,698
Executive VP, President—Specialized	2024	404,295	470,879	491,625	5,150	85,324	1,457,273
Products and FF&T Products
Jennifer J. Davis(5)	2025	485,385	767,077	455,161	669	136,928	1,845,220
Executive VP and General Counsel	2024	470,000	627,059	218,456	1,976	57,337	1,374,828

(1)
Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation and certain other cash items) that was deferred into the ESU Program (to acquire diversified investments) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, interest-bearing cash deferrals, or Leggett stock units), as follows:

				Deferred Compensation Program
Name	Year	Total Cash Compensation Deferred ($)	ESU ($)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)

Karl G. Glassman	2025	$352,677	$352,677
	2024
	2023	24,579	24,579
Benjamin M. Burns	2025	178,124	119,278			7,998
	2024	133,672	79,826			4,931
	2023	206,809	69,415			3,934
J. Tyson Hagale	2025	180,718	121,180			8,092
	2024	137,398	79,859			5,246
	2023	119,225	64,033			2,458
R. Samuel Smith, Jr.	2025	188,726	103,392			10,517
	2024	149,164	86,418			7,674
Jennifer J. Davis	2025	115,056	90,787			3,299
	2024	89,114	65,614			2,137

See the Grants of Plan-Based Awards Table on page 48 for further information on Leggett equity-based awards received in lieu of cash compensation in 2025.

(2)
Amounts reported in this column reflect the grant date fair value of the PSU awards and RSU awards as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value of PSUs and RSUs in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, see Note L to Consolidated Financial Statements to our Annual Report on Form 10-K for the year ended December 31, 2025. The grant date fair value of the RSU awards is based on the closing market price of our common stock on the date of grant discounted for the expected dividends during the vesting period. The potential maximum value of the PSU awards on the grant date are also included in the table below.

Executive Compensation and Related Matters

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value

Karl G. Glassman	2025	$4,050,516	$8,101,033	$2,641,802
	2024	5,086,194	10,172,389	2,737,748
	2023			522,307
Benjamin M. Burns	2025	668,820	1,337,640	436,211
	2024	497,786	995,571	365,500
	2023	143,297	286,593	92,849
J. Tyson Hagale	2025	668,820	1,337,640	436,211
	2024	524,928	1,049,855	385,435
	2023	573,157	1,146,314	371,424
R. Samuel Smith, Jr.	2025	585,213	1,170,426	381,681
	2024	271,514	543,028	199,365
Jennifer J. Davis	2025	464,271	928,541	302,806
	2024	361,570	723,139	265,489

(3)
Amounts reported in this column for 2025 are set forth below.

Name	Change in Pension Value(a)	ESU Program(b)	Deferred Stock Units(c)	Total(d)

Karl G. Glassman		$7,060	$7,352	$14,412
Benjamin M. Burns	$(5,839)	662	463	1,125
J. Tyson Hagale		797	431	1,228
R. Samuel Smith, Jr.		437	1,249	1,686
Jennifer J. Davis		494	175	669

(a)
Change in the pension value of the NEO’s accumulated benefit under the defined benefit Retirement Plan, as described on page 50.
(b)
15% discount on dividend equivalents for stock units held in the ESU Program, as described on page 39.
(c)
20% discount on dividend equivalents for stock units held in the Deferred Compensation Program, as described on page 39.
(d)
The total excludes negative amounts from Change in Pension Value.

(4)
Amounts reported in this column for 2025 are set forth below:

Name	ESU Program(a)	Deferred Stock Units(b)	401(k) Matching Contributions(c)	Retirement K Excess Payments(c)	Life and Disability Insurance Benefits	Perks(d)	Director Compensation(e)	Total

Karl G. Glassman	$486,940		$12,600	$115,543	$11,430		$1,528	$628,041
Benjamin M. Burns	169,104	$14,712	4,176	10,530	1,350			199,872
J. Tyson Hagale	164,559	14,885			1,350			180,794
R. Samuel Smith, Jr.	154,423	21,334			3,870			179,627
Jennifer J. Davis	128,791	6,067			2,070			136,928

(a)
This amount represents the Company’s matching contributions under the ESU Program, the additional 17.65% contribution for diversified investments acquired with employee contributions, and the 15% discount on Leggett stock units acquired with Company matching contributions.
(b)
This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.
(c)
The Company’s 401(k) and Retirement K Excess Plan are described on page 40.

Executive Compensation and Related Matters

(d)
None of the NEOs received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2025. For disclosure purposes, perquisites are valued at the Company’s aggregate incremental cost.
(e)
Reflects dividends on 15,281 shares of restricted stock granted to Mr. Glassman for service as a non-management director prior to his appointment as CEO on May 20, 2024.
(5)
Mr. Glassman was an NEO in 2024 and 2025, but not in 2023; however, his 2023 compensation is reported as well. Ms. Davis and Mr. Smith each became an NEO for the first time in 2024.

In December 2025, the HRC Committee and the Board approved Retention Agreements for a limited group of key management personnel, including some NEOs. Retention payments were made in December 2025 (Burns - $618,000; Hagale - $618,000; Smith - $540,750; and Davis - $630,875), but are subject to continued employment through December 23, 2026. The retention payments are subject to a 100% clawback if the executive voluntarily terminates employment (other than for death, disability or good reason) or the Company terminates employment for cause on or before May 29, 2026, and a 50% clawback after May 29, 2026 but terminating on or before December 23, 2026 on the same terms. Because the applicable retention conditions have not yet been satisfied, and the retention payments have not yet been earned, the payments have not been reported in the Bonus column of the Summary Compensation Table for the 2025 fiscal year.

Executive Compensation and Related Matters

Grants of Plan-Based Awards in 2025

The following table sets forth, for the year ended December 31, 2025, information concerning each grant of an award made to the NEOs in 2025 under the Company’s Flexible Stock Plan and the Key Officers Incentive Plan.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Award Type(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units(4) (#)	Awards ($)

Karl G. Glassman	2/25/25	2/25/25	AI	$860,625	$1,721,250	$3,442,500
	2/28/25	2/26/25	PSU				225,279	450,558	901,116		$4,050,516
	2/28/25	2/26/25	RSU							300,372	2,641,802
	—	—	DSU
Benjamin M. Burns	2/25/25	2/25/25	AI	240,000	480,000	960,000
	2/28/25	2/26/25	PSU				37,198	74,396	148,792		668,820
	2/28/25	2/26/25	RSU							49,597	436,211
	—	—	DSU							7,998	73,558
J. Tyson Hagale	2/25/25	2/25/25	AI	240,000	480,000	960,000
	2/28/25	2/26/25	PSU				37,198	74,396	148,792		668,820
	2/28/25	2/26/25	RSU							49,597	436,211
	—	—	DSU							8,092	74,423
R. Samuel Smith, Jr.	2/25/25	2/25/25	AI	210,000	420,000	840,000
	2/28/25	2/26/25	PSU				32,548	65,096	130,192		585,213
	2/28/25	2/26/25	RSU							43,397	381,681
	—	—	DSU							10,517	106,668
Jennifer J. Davis	2/25/25	2/25/25	AI	171,500	343,000	686,000
	2/28/25	2/26/25	PSU				25,822	51,643	103,286		464,271
	2/28/25	2/26/25	RSU							34,429	302,806
	—	—	DSU							3,299	30,336

(1)
Award Type:

 AI—Annual Incentive

 PSU—Performance Stock Units

 RSU—Restricted Stock Units

 DSU—Deferred Stock Units

(2)
The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 35.
(3)
The 2025 PSU awards vest at the end of a three-year performance period with 50% based on total EBITDA and 50% based upon ROIC, subject to a payout multiplier of 0.75 to 1.25 based on our TSR as measured relative to a peer group. If EBITDA and ROIC are achieved at their respective thresholds, and the Relative TSR Multiplier is 1.00, the payout percentage would be 50%. The 2025 PSU awards are described on page 37.
(4)
DSU amounts (from the Deferred Compensation Program described on page 39) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date. We recognize compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table on page 45.

Executive Compensation and Related Matters

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table reports the outstanding stock options, PSUs, and RSUs held by each NEO as of December 31, 2025.

	Option Awards				Stock Awards
					Unvested Stock Units			Equity Incentive Plan Awards—Unearned Shares, Units or Other Unvested Rights
Name	Grant Date(1)	Exercisable Securities Underlying Unexercised Options (#)	Exercise Price ($)	Expiration Date	Grant Date	Number of Units(2) (#)	Market Value(3) ($)	Performance Period(4)	Number of Units(5) (#)	Market or Payout Value(3) ($)

Karl G. Glassman	1/4/2016	80,449	41.02	1/3/2026	RSU Awards			PSU Awards(6)
	12/30/2016*	40,917	48.88	12/29/2026	3/10/23	6,111	67,221	2024–2026	166,216	1,828,376
	12/17/2018*	55,051	36.33	12/16/2028	5/20/24	147,748	1,625,228	2025–2027	450,558	4,956,138
					2/28/25	300,372	3,304,092
Total		176,417				454,231	4,996,541		616,774	6,784,514
Benjamin M. Burns					RSU Awards			PSU Awards
					3/10/23	1,087	11,957	2024–2026	16,268	178,948
					2/26/2024	14,460	159,060	2025–2027	74,396	818,356
					2/28/25	49,597	545,567
Total						65,144	716,584		90,664	997,304
J. Tyson Hagale					RSU Awards			PSU Awards
					3/10/23	4,346	47,806	2024–2026	17,155	188,705
					2/26/2024	15,249	167,739	2025–2027	74,396	818,356
					2/28/25	49,597	545,567
Total						69,192	761,112		91,551	1,007,061
R. Samuel Smith, Jr.					RSU Awards			PSU Awards
					3/10/23	649	7,139	2024–2026	8,873	97,603
					2/26/2024	7,888	86,768	2025–2027	65,096	716,056
					2/28/25	43,397	477,367
Total						51,934	571,274		73,969	813,659
Jennifer J. Davis					RSU Awards			PSU Awards
					3/10/23	871	9,581	2024–2026	11,816	129,976
					2/26/2024	10,504	115,544	2025–2027	51,643	568,073
					2/28/25	34,429	378,719
Total						45,804	503,844		63,459	698,049

(1)
No portion of the unexercised option awards reported above were unexercisable on December 31, 2025. These option grants were issued subject to our standard vesting terms, became exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and had a 10-year term.

*Option grant under the Deferred Compensation Program which becomes exercisable on March 15, approximately 15 months following the grant date, and has a 10-year term.

(2)
These amounts represent the unvested RSUs relating to each of the listed grants. One-third of each RSU award vests on the first, second, and third anniversaries of the grant date.
(3)
Values shown in these columns were calculated by multiplying the number of units shown in the prior column by the per share value of $11.00, the closing market price of our common stock on December 31, 2025.
(4)
PSU awards were granted in connection with our HRC Committee’s first quarter meeting and have a three-year performance period ending on December 31.
(5)
The 2024-2026 PSU awards are disclosed at the threshold payout level (50% of the base award) because our projected EBITDA, ROIC and TSR multiple for the performance period (based upon previous fiscal years' performance and remaining years' forecasts) placed the anticipated payouts below the threshold level. On the same basis, the 2025-2027 PSU awards are disclosed at the target level (100% of the base award) because those awards are projected to vest between the threshold level and the target level. The PSUs are described at page 37.

Executive Compensation and Related Matters

(6)
Pursuant to Mr. Glassman’s 2024 Interim PSU Award Agreement, in the event of retirement prior to the end of the performance period, because Mr. Glassman is retirement eligible, he will receive a prorated award based on the number of days in the performance period beginning on January 1, 2024 and ending on his retirement date.

Option Exercises and Stock Vested in 2025

The following table reports the stock awards vested in 2025 and the value realized by the NEOs upon such vesting. Except as provided below, the stock award amounts represent the payout of certain RSU awards that vested during the year. In 2025, no stock options were exercised by the NEOs and no PSU awards vested.

	Stock Awards
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Karl G. Glassman(1)	108,261	$992,154
Benjamin M. Burns	8,966	83,221
J. Tyson Hagale	15,003	136,652
R. Samuel Smith, Jr.	5,048	46,826
Jennifer J. Davis	6,572	60,909

(1) The amounts shown for Mr. Glassman include 15,281 shares of restricted stock previously granted for his service as a non-management director prior to his appointment as CEO on May 20, 2024.

Dollar amounts shown above are calculated based upon the closing price of the Company’s stock on the vesting date. For those shares distributed to the NEOs upon the RSUs vesting, they may continue to hold the shares or sell them in accordance with applicable laws and Company policies. The RSU awards were settled entirely in shares of Leggett stock.

Pension Benefits in 2025

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan”), which was frozen on December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date, and the Retirement Plan was closed to new participants. Of our current NEOs, only Mr. Glassman and Mr. Burns participated in the Retirement Plan before it was frozen. No participants accrued additional benefits under the Retirement Plan after it was frozen. The Retirement Plan was terminated on December 31, 2024 and was subsequently liquidated in November 2025 through the distribution of plan assets and transfer of benefit obligations to an unrelated third-party.

The Retirement Plan required a contribution from participating employees of 2% of base salary. The normal monthly retirement benefit was the total of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits were calculated based on actual years of participation in the Retirement Plan, and benefits became payable when a participant reached age 65 (normal retirement age).

The following table lists payments made during 2025 to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Payments During Last Fiscal Year(1) ($)

Karl G. Glassman	42	$13,579
Benjamin M. Burns	23	7,498
J. Tyson Hagale	N/A
R. Samuel Smith, Jr.	N/A
Jennifer J. Davis	N/A

Executive Compensation and Related Matters

(1)
In 2025, Mr. Glassman received $13,579, which represents the total amount for the year pursuant to a continuing monthly annuity arrangement, and Mr. Burns received a lump-sum distribution of $7,498 in November 2025.

Non-Qualified Deferred Compensation in 2025

The following table provides the aggregate 2025 contributions, earnings, withdrawals, and ending balances for each NEO’s deferred compensation accounts. The year-end balances are based on the $11.00 closing market price of our common stock on December 31, 2025.

Name	Deferral Type or Program(1)	Executive Contributions in 2025(2)	Company Contributions in 2025(2)	Aggregate Earnings In 2025(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2025(4)

Karl G. Glassman	ESU	$352,677	$486,940	$884,927	$757,173	$6,726,496
	DSU			269,595	225,695	1,589,069
Total		352,677	486,940	1,154,522	982,868	8,315,565
Benjamin M. Burns	ESU	119,278	169,104	251,522		1,487,142
	DSU	58,846	14,712	31,992	72,802	143,779
Total		178,124	183,816	283,514	72,802	1,630,921
J. Tyson Hagale	ESU	121,180	164,559	184,503		1,184,233
	DSU	59,538	14,885	27,185	28,737	148,376
Total		180,718	179,444	211,688	28,737	1,332,609
R. Samuel Smith, Jr.	ESU	103,392	154,423	163,778		915,349
	DSU	85,334	21,334	84,920		423,285
Total		188,726	175,757	248,698		1,338,634
Jennifer J. Davis	ESU	90,787	128,791	174,603		1,070,901
	DSU	24,269	6,067	10,991	11,030	60,464
Total		115,056	134,858	185,594	11,030	1,131,365

(1)
Deferral Type or Program:

ESU—Executive Stock Unit Program (see description at page 39)

DSU—Deferred Compensation Program—Stock Units (see description at page 39)

(2)
Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.
(3)
Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings relating to interest and dividends paid in 2025 on the ESU and Deferred Compensation Programs, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Glassman—$14,412; Burns—$1,125; Hagale—$1,228; Smith—$1,686; and Davis—$669.
(4)
Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table as executive contributions, company contributions, or preferential earnings in 2023, 2024 and 2025: Glassman—$1,200,883; Burns—$895,395; Hagale—$800,812; Smith—$602,257 (2024 and 2025 only); and Davis—$397,726 (2024 and 2025 only).

Executive Compensation and Related Matters

Pay Versus Performance

The following table reports the compensation of our current and former CEO and the average compensation of the other non-CEO Named Executive Officers (the “Other NEOs”) as reported in the Summary Compensation Table for the past five fiscal years, as well as their “Compensation Actually Paid” as calculated pursuant to SEC rules and certain performance measures required by SEC rules.

							Value of Initial Fixed $100 Investment Based on:			Company- Selected Measure:
Year	Summary Compensation Table Total for Mr. Glassman(1)	Compensation Actually Paid to Mr. Glassman(4)	Summary Compensation Table Total for Mr. Dolloff(1)	Compensation Actually Paid to Mr. Dolloff(4)	Average Summary Compensation Table Total for Other NEOs(1)	Average Compensation Actually Paid to Other NEOs(4)	Leggett’s Total Shareholder Return(2)	Peer Group Total Shareholder Return(2)(3)	Net Income (in millions)	Adjusted EBITDA(5)(6) (in millions)

2025	$10,893,870	$11,633,522			$2,280,692	$2,412,902	$31	$142	$235.4	$383.7
2024	9,872,920	4,537,359	$5,723,655	$920,477	1,609,591	923,762	26	131	(511.4)	402.2
2023			7,347,194	3,415,881	1,900,393	972,427	68	124	(136.8)	506.2
2022			7,647,818	3,585,036	2,453,626	(18,148)	79	95	309.9	656.6
2021	9,210,966	7,022,205			2,716,052	1,955,550	96	125	402.6	747.8

(1)
In 2025, Mr. Glassman was the CEO, and the Other NEOs were Mr. Burns, Mr. Hagale, Mr. Smith and Ms. Davis. In 2024, Mr. J. Mitchell Dolloff was the CEO until his resignation on May 20, 2024, at which time Mr. Glassman was appointed CEO. The 2024 Summary Compensation Total for Mr. Glassman includes $376,857 as compensation for a partial year of service as a non-management director prior to his appointment as CEO on May 20, 2024. The Other NEOs in 2024 were Mr. Burns, Mr. Hagale, Ms. Davis, and Mr. Smith. In 2023, Mr. Dolloff was the CEO, and the Other NEOs were Mr. Burns, Mr. Jeffrey L. Tate, Mr. Steven K. Henderson, Mr. Hagale and Mr. Scott S. Douglas. In 2022, Mr. Dolloff was the CEO, and the Other NEOs were Mr. Glassman (Executive Chairman), Mr. Tate, Mr. Henderson and Mr. Hagale. In 2021, Mr. Glassman was the CEO, and the Other NEOs were Mr. Dolloff, Mr. Tate, Mr. Henderson and Mr. Douglas.
(2)
Total Shareholder Return (TSR) for a five-year period is calculated by assuming that $100 was invested on December 31, 2020 in shares of Leggett stock and the Peer Group index, as applicable, and that all of the dividends were reinvested.
(3)
The peer group consists of the ten companies used for the stock performance graph in the Company’s 2025 Annual Report on Form 10-K: AMETEK, Inc., Core & Main, Inc., Fortune Brands Innovations, Inc., Gentherm Incorporated, La-Z-Boy Incorporated, Lear Corporation, Masco Corporation, MillerKnoll, Inc., Mohawk Industries, Inc., and Somnigroup International Inc.
(4)
The Summary Compensation Table totals reported for the CEO and the Other NEOs for 2025 were subject to the following adjustments per Item 402(v)(2)(iii) of Regulation S-K to calculate “Compensation Actually Paid”:

	2025
	CEO	Other NEOs

Summary Compensation Table Total	$10,893,870	$2,280,692
Adjustments

Deduction for the change in actuarial present values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	0	0

Increase for service cost for pension plans(a)	0	0

Deduction for amounts reported under the “Stock Awards” column of the Summary Compensation Table(b)	(6,692,318)	(986,008)

Increase for the fair value of awards granted during the year that remain outstanding and unvested at the end of the year	7,889,045	1,162,327

Increase/deduction for the change in fair value of awards granted in a prior year that remain outstanding and unvested at the end of the year	(416,800)	(40,597)

Increase/deduction for the change in fair value of awards granted in a prior year that vested during the year	(40,275)	(3,512)

Compensation Actually Paid	11,633,522	2,412,902

(a)
Following the Company’s Retirement Plan (described at page 50) being frozen in 2006, participants no longer earn additional benefits, resulting in no annual increase in service costs.
(b)
The Company had no option awards to report in the Summary Compensation Table, no outstanding and unvested option awards, and no option awards that vested during the applicable years.

(5) The Company has identified Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as the company-selected measure for this pay versus performance disclosure, as it represents the most important financial performance measure used to link compensation actually paid to the CEO and Other NEOs in 2025 to the Company’s performance.

Adjusted EBITDA is the primary metric (weighted 65%) in the Company’s Key Officers Incentive Plan (KOIP) for 2025 described at page 35, and total adjusted EBITDA over the three year performance period accounts for 50% of the payout of the 2025 Performance Stock Units, described at page 37. Adjusted EBITDA is a component of cash flow, a metric weighted at 35% of the KOIP and also described at page 35.

Executive Compensation and Related Matters

Adjusted EBITDA is derived from earnings before interest and income taxes as reported in the Company’s Consolidated Statements of Operations, plus depreciation and amortization reported in the Company’s Consolidated Statements of Cash Flows and subject to the adjustments applied to the KOIP’s EBITDA calculation, including all items of gain, loss or expense (i) from non-cash impairments; (ii) related to loss contingencies identified in the Company’s 10-K relating to the fiscal year immediately preceding the performance period; (iii) related to the disposal of a segment of a business; and (iv) related to a change in accounting principle. Financial results from acquisitions are excluded in the year of acquisition, and financial results from businesses classified as discontinued operations and businesses divested during the year are included. Adjusted EBITDA also excludes (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities, including changes to the Company’s capital allocation priorities and related uses of cash.

(6) Adjusted EBITDA was chosen from the following four most important financial performance measures used by the Company to link compensation actually paid to each CEO and Other NEOs in 2025 to the Company’s performance:

Performance Metrics

Adjusted EBITDA
Cash Flow (as defined in the KOIP, described at page 35)
ROIC (as defined in the 2025 Performance Stock Unit Awards, described at page 38)
Relative Total Shareholder Return (as defined in the 2025 Performance Stock Unit Awards, described at page 38)

Executive Compensation and Related Matters

Compensation Actually Paid Versus Leggett Total Shareholder Return. The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2021, 2022, 2023, 2024 and 2025 and the Company’s and Peer Group's cumulative TSR over that same period, based upon the value of an initial $100 investment on December 31, 2020. See the tables and related footnotes beginning on page 52 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Leggett TSR
$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000
$(1,000,000)
$160
$140
$120
$100
$80
$60
$40
$20
$0
$(20)
2021
2022
2023
2024
2025
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Leggett Total Shareholder Return
Peer Group Total Shareholder Return

As shown in the pay versus performance table on page 52, the cumulative TSR of the peer group appreciably outperformed the Company’s TSR in the years reported.

Compensation Actually Paid Versus Adjusted EBITDA. The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2021, 2022, 2023, 2024 and 2025 and the Company’s Adjusted EBITDA over that same period. See the tables and related footnotes beginning on page 52 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Adjusted EBITDA
$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000
$(1,000,000)
$800
$700
$600
$500
$400
$300
2021
2022
2023
2024
2025
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Adjusted EBITDA (in Millions)

Executive Compensation and Related Matters

Compensation Actually Paid Versus Net Income. The chart below reflects the Compensation Actually Paid to our CEOs and the average of the Other NEOs in 2021, 2022, 2023, 2024 and 2025 and the Company’s Net Income over that same period. See the tables and related footnotes beginning on page 52 for the specific dollar amounts and additional details.

Compensation Actually Paid Versus Net Income

$13,000,000
$11,000,000
$9,000,000
$7,000,000
$5,000,000
$3,000,000
$1,000,000
$(1,000,000)
$500
$300
$100
$(100)
$(300)
$(500)
$(700)
2021
2022
2023
2024
2025
Compensation Actually Paid to Mr. Glassman
Compensation Actually Paid to Mr. Dolloff
Average Compensation Actually Paid to Other NEOs
Net Income (in Millions)

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts generally paid to our salaried employees upon termination of employment. None of our current NEOs have employment agreements and all are considered at-will employees.

Severance Benefit Agreements. Each of our NEOs has a severance benefit agreement which provides for specific payments and benefits over 24 months (Protected Period) upon certain termination events following a change in control of the Company.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 40% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 65% of the voting securities of the surviving corporation are owned by our former shareholders, (iv) the Company is liquidated or sells substantially all of its assets to an unrelated third party, or (v) the Company enters into an agreement or any person publicly announces an intent to take actions which would result in a change in control.

The payments and benefits payable under the severance agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his or her employment for “good reason.” In general, the executive officer would have good reason to terminate his or her employment if he or she were required to relocate or experienced a reduction in job responsibilities, compensation or benefits, or if the successor company did not assume the obligations under the agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

If the Company terminates the executive for cause, the severance benefits do not become payable. Events triggering a termination for cause include (i) conviction of a felony or any crime involving Company property, (ii) willful breach of the Code of Conduct or Financial Code of Ethics that causes significant injury to the Company, (iii) willful act or omission of fraud, misappropriation or dishonesty that causes significant injury to the Company or results in material enrichment of the executive at the Company’s expense, (iv) willful violation of specific written directions of the Board following notice of such violation, or (v) continuing, repeated, willful failure to substantially perform duties after written notice from the Board.

Executive Compensation and Related Matters

Once the double trigger conditions are satisfied, the executive becomes entitled to receive the following payments and benefits:

▪
Base salary through the date of termination.
▪
Pro-rata annual incentive award based upon the actual results under the Key Officers Incentive Plan for the year of termination.
▪
Severance payments equal to 200% of base salary and target annual incentive paid in bi-weekly installments over 24 months following the date of termination.
▪
Continuation of health insurance, life insurance and fringe benefits for 24 months following the date of termination, as permitted by the Internal Revenue Code, or an equivalent bi-weekly cash payment.
▪
Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 24 months of continuous service following the date of termination.

The executive is not required to mitigate the amount of any termination payment or benefit provided under his or her severance benefit agreement, but any health insurance or fringe benefits he or she may receive from a new job will reduce any benefits provided under the agreement. In addition, receipt of severance payments and benefits is conditioned upon the executive's compliance with certain non-competition and non-solicitation provisions, which generally prohibit the executive from engaging in competitive activities or soliciting customers or employees for a period of two years after the termination date. The Company may discontinue such payments and benefits upon a breach of these restrictive covenants.

Accelerated Vesting of PSUs and RSUs. The terms and conditions of the PSU and the RSU awards provide for “double trigger” vesting (a qualifying termination of employment following a change in control, unless the acquirer requires the outstanding awards to be terminated as a result of the change in control), such that all outstanding PSUs will vest at the maximum 200% payout and all unvested RSUs become vested. The acceleration of an equity-based award vesting upon a change in control is designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity-based awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

▪
Each termination of employment is deemed to have occurred on December 31, 2025. Potential payments reflect the benefits and arrangements in effect on that date.
▪
The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (such as accrued vacation) are not included in the tables.
▪
To project the value of stock plan benefits, we used the December 31, 2025 closing market price of our common stock of $11.00 per share and a dividend yield of 1.82%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Executive Compensation and Related Matters

Potential Payments upon Termination Following a Change in Control

Name	Severance Payments(1)	Vesting of PSU Awards(2)	Vesting of RSU Awards(3)	Retirement Benefits(4)	Health and Life Insurance Benefits(5)	Total

Karl G. Glassman	$5,992,500	$9,054,674	$4,996,541	$1,168,203	$43,601	$21,255,519
Benjamin M. Burns	2,160,000	1,332,801	716,584	327,473	65,591	4,602,449
J. Tyson Hagale	2,160,000	1,345,680	761,112	299,690	65,591	4,632,073
R. Samuel Smith, Jr.	1,890,000	1,088,351	571,274	257,607	59,869	3,867,101
Jennifer J. Davis	1,666,000	932,786	503,844	227,517	65,591	3,395,738

(1)
This amount represents the total bi-weekly cash severance payments made during the Protected Period pursuant to the severance agreements. The severance agreements for each NEO also provide for a pro-rata annual incentive payment for the year in which the termination occurs; however, this amount vests under the KOIP on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2025.
(2)
These amounts represent the incremental portion of the PSU awards attributable to the additional vesting beyond December 31, 2025–specifically, 33% of the 2024-2026 PSU awards and 67% of the 2025-2027 PSU awards. However, upon a qualifying termination of employment following a change in control, all of the 2024-2026 and 2025-2027 PSU awards will vest and be paid at the maximum level (200%), resulting in the following aggregate values of PSU Awards: Glassman - $17,225,758; Burns - $2,352,482; Hagale - $2,391,510; Smith - $1,822,524; and Davis - $1,656,050. In addition, the 2023-2025 PSU awards are not included in the above table because those awards vested on December 31, 2025, so no incremental compensation would have been payable.
(3)
Upon a termination of employment following a change in control, the RSU awards provide for vesting of all outstanding RSUs. This amount represents the value of the NEOs’ unvested RSUs on December 31, 2025.
(4)
This amount represents the additional retirement benefit due under the severance agreements based upon additional Company contributions for the length of the Protected Period under the Executive Stock Unit Program and, for Mr. Glassman and Mr. Burns, the Retirement K and Retirement K Excess Plan.
(5)
This amount represents the value of continued health insurance and life insurance premiums which continue through the Protected Period under the severance agreements.

Potential Payments Following Death or Disability

Name	Vesting of PSU Awards(1)	Vesting of RSU Awards(2)	Total

Karl G. Glassman	$4,527,337	$4,996,541	$9,523,878
Benjamin M. Burns	666,401	716,584	1,382,985
J. Tyson Hagale	672,840	761,112	1,433,952
R. Samuel Smith, Jr.	544,176	571,274	1,115,450
Jennifer J. Davis	466,393	503,844	970,237

(1) These amounts represent the incremental portion of the PSU awards attributable to the additional vesting beyond December 31, 2025, the assumed date of death or disability–specifically, 33% of the 2024-2026 PSU awards and 67% of the 2025-2027 PSU awards, each at 100% of the base award. Upon death or disability, however, all of the 2024-2026 and 2025-2027 PSU awards will vest immediately at 100% of the base award, resulting in the following aggregate values of PSU Awards: Glassman - $8,612,879; Burns - $1,176,241; Hagale - $1,195,755; Smith - $911,262; and Davis - $828,025.

(2) Upon a termination of employment following death or disability, the RSU awards provide any outstanding portion of the award will vest immediately.

In the event of a termination of employment due to a NEO’s death, the standard salaried employee’s life insurance benefit is payable at two times basic yearly earnings as defined in the applicable policy (which includes base salary), capped at a maximum benefit of $800,000. The insurance benefit doubles in the event of death due to an accident.

Executive Compensation and Related Matters

Potential Payments Following Retirement

Name	Vesting of RSU Awards(1)

Karl G. Glassman	$4,996,541
Benjamin M. Burns	716,584
J. Tyson Hagale	761,112
R. Samuel Smith, Jr.
Jennifer J. Davis

(1)
Following a qualifying retirement, the RSU awards provide that any outstanding portion of the award will continue to vest on each future vesting date. As of December 31, 2025, Mr. Smith and Ms. Davis did not yet meet the age and service requirements for retirement eligibility under the RSU awards.

In the event of a qualifying retirement prior to the end of the performance period, PSU awards are prorated based on the number of days from the beginning of the performance period through the termination date, and paid based upon the actual achievement during the performance period.

Executive Compensation and Related Matters

CEO Pay Ratio

The following pay ratio disclosure is the Company’s reasonable, good faith estimate based upon the methodology described below, pursuant to SEC rules.

The annual compensation of Leggett’s CEO for 2025 (as set forth in the Summary Compensation Table on page 45, plus the value of employer-provided health benefits) was $10,909,229, and the annual compensation for our median employee (including employer-provided health benefits) was $56,199 resulting in a ratio of 194 to 1.

As a multinational manufacturing company, a majority of Leggett’s workforce is employed outside the United States. In addition, approximately two-thirds of Leggett’s employees are production workers. Leggett operates over 100 manufacturing facilities in 18 countries, and we offer competitive compensation and benefits in line with local labor markets and in accordance with applicable laws.

There have been no significant changes in our employee population or compensation arrangements for 2025 that we reasonably believe would result in a significant change to our pay ratio disclosure since identifying the median employee in 2023. Therefore, the same individual identified as the median employee for 2023 has been used for the 2025 pay ratio. In identifying the median employee for 2023, we followed the methodology used in 2020. As of October 1, 2023, we had a total of 19,448 employees worldwide. In establishing the population from which to identify our median employee, we excluded all employees located in Brazil (259), Croatia (393) and India (308) under the 5% de minimis exception of the applicable rule, based upon the 19,448 total. We gathered compensation data for a statistically relevant, randomized sample of 400 employees from across our entire, worldwide employee base (less the de minimis exclusion described above and excluding the CEO). We used cash compensation paid during fiscal year 2023 as the consistently applied compensation measure, which consisted of wages, overtime, salary and bonuses. Compensation of non-U.S. employees was converted from local currency to U.S. dollars using exchange rates in effect on December 31, 2023. For those employees hired and/or separated from service in 2023, their cash compensation paid in 2023 was annualized.

Security Ownership

Security Ownership of Directors and Executive Officers

The following table reports the beneficial ownership of our common stock on March 13, 2026, by the Company’s directors, the Named Executive Officers, as well as all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned

Directors and Executive Officers	Common Stock	Stock Units(1)	Options Exercisable within 60 Days	Total	% of Class(2)

Angela Barbee, Director	20,431	28,377		48,808
Robert E. Brunner, Director	53,620	74,069		127,689
Benjamin M. Burns, Executive VP and Chief Financial Officer	68,509	123,222		191,731	0.14%
Mary Campbell, Director	27,716	35,820	4,274	67,810
Jennifer J. Davis, Executive VP and General Counsel	31,182	86,851		118,033
Karl G. Glassman, President and Chief Executive Officer, Board Chairman, Director	765,348	936,705	95,968	1,798,021	1.30%
J. Tyson Hagale, Executive VP, President—Bedding Products	61,705	128,294		189,999	0.14%
Joseph W. McClanathan, Director	72,520	47,047		119,567
Srikanth Padmanabhan, Director	38,623	30,670		69,293
Jai Shah, Director	17,494	53,651	25,886	97,031
R. Samuel Smith, Jr., Executive VP, President—Specialized Products and FF&T Products	16,267	130,640		146,907	0.11%
Phoebe A. Wood, Director	62,836	30,950		93,786
All executive officers and directors as a group (15 persons)	1,327,334	1,918,274	126,128	3,371,736	2.44%

(1)
Stock units include shares under the Company’s Executive Stock Unit and Deferred Compensation Programs and RSU grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution, which occurs at a specified date or upon termination of employment. None of the stock units listed are convertible into common stock within 60 days of March 13, 2026.
(2)
Beneficial ownership of less than .1% of the class is not shown.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of March 13, 2026, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding

BlackRock, Inc.(1)	20,040,670	14.8%
50 Hudson Yards
New York, NY 10001
The Vanguard Group(2)	18,707,102	13.82%
100 Vanguard Blvd.
Malvern, PA 19355

(1)
BlackRock, Inc. (“BlackRock”) is deemed to have sole voting power with respect to 19,709,199 shares and sole dispositive power with respect to 20,040,670 shares. This information is based on Schedule 13G/A of BlackRock filed July 17, 2025, which reported beneficial ownership as of June 30, 2025.
(2)
The Vanguard Group (“Vanguard”) is deemed to have shared voting power with respect to 1,028,785 shares, sole dispositive power with respect to 17,515,615 shares, and shared dispositive power with respect to 1,191,487 shares. This information is based on Schedule 13G/A of Vanguard filed October 31, 2025, which reported beneficial ownership as of September 30, 2025.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC. We must identify in this proxy statement those persons for whom reports were not filed on a timely basis. Based solely on a review of the forms that have been filed and written representations from the reporting persons, we believe that all Section 16 filing requirements applicable to such persons were complied with during 2025.

Equity Compensation Plan Information

The following table reports the number of outstanding options, warrants and rights, and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2025. All of our current equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans approved by shareholders	7,391,633	(1)	$38.83	8,560,964	(2)

Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	7,391,633		$38.83	8,560,964

(1)
This number represents the stock issuable under the Flexible Stock Plan:

Options	359,791
Vested Stock Units	4,557,780
Unvested Stock Units	2,474,062

This includes 359,791 options outstanding and 7,031,842 stock units convertible to common stock. The stock units include grants of RSUs and stock-settled PSUs (at the maximum 200% payout) covering 2,440,173 shares that are still subject to forfeiture if vesting conditions are not satisfied. The remaining stock units are held in our ESU Program (described at page 39) and Deferred Compensation Program (described at page 39), and only 33,889 of those stock units are unvested.

(2)
Shares available for future issuance include: 6,305,968 shares under the Flexible Stock Plan and 2,254,996 shares under the Discount Stock Plan, a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

Q&A – Proxy Materials and Annual Meeting

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the Company’s Annual Meeting on May 21, 2026. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the virtual Annual Meeting, but you do not have to attend to be able to vote.

How are these materials being distributed?

On or about April 7, 2026, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain shareholders of record as of March 13, 2026, and posted our proxy materials for shareholder access at www.leggett.com/proxymaterials. As more fully described in the Notice, shareholders may also request printed proxy materials. The Notice also provides information regarding how you may request proxy materials in printed or electronic form on an ongoing basis.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2025, is available at www.leggett.com/proxymaterials, along with this proxy statement. Information on our website does not constitute part of this proxy statement.

How do I register for and attend the virtual Annual Meeting?

To register for the virtual Annual Meeting:

▪
No later than 5:00 p.m. Central Time on May 20, 2026 visit register.proxypush.com/leg on your smartphone, tablet or computer. You will need the latest version of Chrome, Safari, Edge or Firefox.
▪
You will then be required to enter your shareholder control number located on your proxy card or voter instruction card.

After completing the registration process, you will receive a confirmation email. Then, approximately one hour prior to the start of the Annual Meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast.

The live webcast of the Annual Meeting will begin promptly at 10:00 a.m. Central Time. Online access to the audio webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your device’s settings. We encourage you to access the meeting in advance of the designated start time. If you have difficulties logging into the Annual Meeting, refer to the technical resources provided in the meeting access email.

The virtual Annual Meeting has been designed to provide substantially the same rights to participate as you would have at an in-person meeting.

How can I ask questions?

During the registration process, you will be able to submit a question to be addressed at the Annual Meeting, subject to the rules and procedures established for the meeting. Shareholder attendees will also be able to submit questions during the Annual Meeting. We intend to answer questions pertinent to Company matters as time allows during the Annual Meeting. Questions may be summarized, and questions that are substantially similar may be grouped and answered once to avoid repetition. Guidelines for submitting written questions will be available in the rules of conduct for the Annual Meeting. In the event we are unable to respond to all of the appropriate shareholder questions during the time allotted at the Annual Meeting, those questions and the Company’s responses will subsequently be posted to the Investor Relations section of our website.

Questions and Answers

What shares can I vote?

The only class of outstanding voting securities is the Company’s common stock. Each share of common stock issued and outstanding at the close of business on March 13, 2026 (the “Record Date”) is entitled to one vote on each matter submitted to a vote at the Annual Meeting. On the Record Date, we had 136,375,853 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes shares held directly in your name as the shareholder of record and shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name.”

Shareholder of Record: If your shares are registered directly in your name with our transfer agent, Equiniti, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote at the virtual Annual Meeting.

Beneficial Owner: If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares, and these proxy materials were delivered by the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares by proxy. Although you are invited to attend the virtual Annual Meeting, you may not vote these shares at the virtual Annual Meeting unless (i) you obtain a legal proxy from the broker, trustee or nominee and (ii) send a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

How do I submit my vote?

You may vote your shares (i) online at www.proxypush.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform. If you vote online, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement. Even if you plan to attend the virtual Annual Meeting, we encourage you to vote your shares in advance.

The Board recommends you vote FOR each of the director nominees in Proposal One, FOR the ratification of PwC in Proposal Two, FOR the approval of Named Executive Officer compensation in Proposal Three, and FOR the amendment and restatement of the Flexible Stock Plan in Proposal Four. All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

Can I change my vote?

Shareholder of Record: If you are a shareholder of record, you may change your vote or revoke your proxy any time before the Annual Meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote online, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) by registering in advance to attend the virtual Annual Meeting and following the voting instructions provided in the virtual meeting platform.

Beneficial Owner: If you hold shares as the beneficial owner, you may change your vote by (i) submitting new voting instructions to your broker, trustee or nominee or (ii) voting at the virtual Annual Meeting if you have obtained a legal proxy from your broker, trustee or nominee and sent a copy of your legal proxy to EQSS-ProxyTabulation@equiniti.com in advance of the meeting.

Questions and Answers

How many votes are needed to conduct business at the Annual Meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the virtual Annual Meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions, and broker non-votes where the broker, bank or other nominee votes on at least one routine matter, are counted in determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either by virtual attendance at the Annual Meeting or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the NGS Committee in order to be nominated for election as a director. If a nominee fails to receive an affirmative vote of a majority of the shares, represented in person or by proxy, and entitled to vote at a meeting for the election of directors, the NGS Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the Company’s next Annual Meeting or until his or her successor is duly elected and qualified. If the Board accepts the resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present virtually at the Annual Meeting or represented by proxy and entitled to vote is required for ratification of PwC as Leggett’s independent registered public accounting firm and to approve the amendment and restatement of the Flexible Stock Plan. NYSE rules also require the amendment of the Flexible Stock Plan to be approved by the majority of votes cast on the proposal. Since the vote on Named Executive Officer compensation is advisory, the Board will give due consideration to the outcome; however, the proposal is not approved as such.

What is the effect of an abstention vote on the election of directors and other proposals?

A share voted abstain with respect to any proposal is considered present and entitled to vote with respect to that proposal. For proposals requiring a majority of the shares present and entitled to vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a broker non-vote?

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on routine proposals but not on non-routine proposals. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote. All proposals on the agenda are non-routine, other than the ratification of PwC as the Company’s auditor.

Who pays the cost of soliciting votes at the Annual Meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders.

We have hired Alliance Advisors, LLC to assist in the solicitation of proxies by mail, telephone, in person or otherwise. Alliance’s solicitation fees are expected to be approximately $12,000, plus expenses. If necessary to ensure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies from shareholders.

Questions and Answers

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and plan to issue a press release promptly after the meeting. Within four business days after the Annual Meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple Notices or sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted householding which allows us, unless a shareholder withholds consent, to send one set of proxy materials to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate Notice or proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you want to opt out of householding, call EQ Shareowner Services at 800-468-9716 or send written instructions to EQ Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide your Equiniti account number, which can be found on your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one Notice or set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, 1 Leggett Road, Carthage, MO 64836, and we will deliver these documents to you promptly upon your request. You can also access a complete set of proxy materials (Notice, Proxy Statement, and Annual Report to Shareholders including Form 10-K) online at www.leggett.com/proxymaterials. To ensure that you receive multiple copies in the future, please contact your broker or Equiniti at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s Annual Meeting?

Shareholders may propose actions for consideration at future Annual Meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement: If you intend to present a proposal at the 2027 Annual Meeting, SEC rules require that the Corporate Secretary receive the proposal at the address given above by December 8, 2026 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement: If you intend to present a proposal at the 2027 Annual Meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 21, 2027 and no later than February 20, 2027. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominees: If you wish to recommend a director candidate for the NGS Committee’s consideration, submit a proxy access director nominee, or nominate a director candidate outside of the Company’s nomination process, see the requirements described under Consideration of Director Nominees and Diversity on page 8.

APPENDIX: Flexible Stock Plan

LEGGETT & PLATT, INCORPORATED

FLEXIBLE STOCK PLAN

Amended and Restated

Effective as of May 21, 2026

1.
ESTABLISHMENT OF PLAN

1.1 Name. The name of the Plan is the “Leggett & Platt, Incorporated Flexible Stock Plan.”

1.2 Purpose. The purpose of the Plan is to advance the Company’s long-term interests by providing awards that allow the Company to attract and retain valuable employees, align the interests of directors, employees and other key individuals with the interests of shareholders, and reward outstanding performance.

1.3 Effective Date and Term. This amended and restated Plan (the “Plan”) is an amendment and restatement of the Leggett & Platt, Incorporated Flexible Stock Plan that was effective May 7, 2025 (the “Prior Plan”). The Plan will become effective as of May 21, 2026 (the “Effective Date”), subject to approval by the Company’s shareholders, and shall continue in full force and effect until the tenth anniversary of the Effective Date.

2.
DEFINITIONS

Unless otherwise specifically defined or unless the context clearly otherwise requires, the words and phrases used in the Plan are defined as set forth below. In addition to the definitions below, certain words and phrases used in the Plan and any agreement may be defined in other portions of the Plan or agreement.

(a)
Affiliate. A Parent, Subsidiary, or any directly or indirectly owned partnership or limited liability company of the Company.
(b)
Agreement. The document that evidences the grant of any Award under the Plan and sets forth the terms, conditions, and restrictions relating to, such Award.
(c)
Award. Any Option, SAR, Restricted Stock, Stock Unit, Performance Award, Other Stock Based Award or Other Award granted or acquired pursuant to the Plan.
(d)
Board. The Board of Directors of the Company.
(e)
Change in Control. Change in Control shall mean the acquisition, without the approval of the Board, by any person or entity, other than the Company or a Related Entity, of more than 20% of the outstanding Shares through a tender offer, exchange offer or otherwise; the liquidation or dissolution of the Company following the sale or other disposition of all or substantially all of its assets; a merger or consolidation involving the Company which results in the Company not being the surviving parent corporation; or any time during any two-year period in which individuals who constituted the Board at the start of such period (or whose election was approved by at least two-thirds of the then members of the Board who were members at the start of the two-year period) do not constitute at least 50% of the Board for any reason. A Related Entity is a Subsidiary or any employee benefit plan (including a trust forming a part of such a plan) maintained by the Company or a Subsidiary. Notwithstanding the foregoing, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, a Change in Control shall mean one of the foregoing events but only to the extent it also meets the requirements of an event qualifying for a distribution of deferred compensation under Section 409A(a)(2)(A)(v) of the Code.
(f)
Code. The Internal Revenue Code of 1986, as amended.
(g)
Company. Leggett & Platt, Incorporated.
(h)
Committee. The Committee described in Section 5.1 or, in the absence of the Committee, the Board.
(i)
Common Stock. The Company’s $.01 par value Common Stock.
(j)
Employee. Any person employed by the Employer.
(k)
Employer. The Company or any Affiliate.
(l)
Exchange Act. The Securities Exchange Act of 1934, as amended.

Flexible Stock Plan

(m)
Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date, or such other value as determined in a manner that would not trigger adverse tax consequences under Code Section 409A and in accordance with the terms specified in an Award Agreement.
(n)
Fiscal Year. The Company’s taxable year, which is the calendar year.
(o)
Non-Employee Director. A non-employee director, as defined in Rule 16b-3 under the Exchange Act, of the Company.
(p)
Parent. Any entity (other than the Company) in an unbroken chain of entities ending with the Company, if, at the time of the grant of an Option or other Award, each of the entities (other than the Company) owns 50% or more of the total combined voting power of all classes of stock or ownership interests in one of the other entities in such chain.
(q)
Participant. An individual who is granted an Award under the Plan, and any beneficiary or authorized transferee of such individual.
(r)
SEC. The Securities and Exchange Commission.
(s)
Share. A share of Common Stock.
(t)
Subsidiary. Any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of grant of an Option or other Award, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the corporations in such chain.
3.
COMMON STOCK

3.1 Number of Shares. The number of Shares available for grant of Awards and reserved for issuance against outstanding Awards under the Plan after the Effective Date shall be the sum of (a) all Shares subject to outstanding Awards previously granted under the Prior Plan as of the Effective Date, (b) all Shares authorized and available for issuance or grant as Awards under the Prior Plan immediately prior to the Effective Date and (c) 4,000,000 Shares. Shares may be authorized but unissued Shares, Shares held in the treasury, or both. Notwithstanding the preceding sentence, only Shares held in the treasury may be used to provide an Award to a Participant if the use of authorized but unissued Shares would violate any applicable law, rule or regulation.

3.2 Share Usage. Of the Shares available for grant under the Plan on and after the Effective Date, each Share issued pursuant to an Award shall reduce the number of Shares available under Section 3.1 by one (1) Share. Awards settled in cash shall not reduce the Shares available for grant under the Plan. If an outstanding Award granted under any Prior Plan or the Plan expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Awards shall again be available for grant under the Plan.

The following Shares shall not become available for issuance under the Plan:

(a)
Shares tendered by Participants or withheld as full or partial payment to the Company upon exercise of Options granted under this Plan;
(b)
Shares subject to a SAR or an Option settled in Shares and that are not issued upon net settlement or net exercise of the SAR or the Option;
(c)
Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of Options or SARs granted under the Plan or upon any other payment or issuance of Shares under the Plan; and
(d)
Shares that have been repurchased by the Company directly using the cash proceeds received by the Company from the exercise of Options granted under the Plan.

3.3 Adjustments.

(a)
If there is any change in the Common Stock of the Company by reason of any nonreciprocal transaction between the Company and the holders of capital stock of the Company that causes the per Share value of Shares underlying an Award to change, such as a stock dividend, stock split, or spin-off (each, an “Equity Restructuring”), the total number of Shares reserved for issuance under

Flexible Stock Plan

the Plan, the maximum number of Shares issuable for a given type of Award or to an individual Participant, and any outstanding Awards granted under the Plan and the price thereof, if any, shall be proportionately adjusted by the Committee; provided that the number of Shares subject to an Award shall always be a whole number.
(b)
In the event of a merger, consolidation, reorganization, extraordinary dividend, sale of substantially all of the Company’s assets, or other change in capital structure of the Company, tender offer for shares of Stock or a Change in Control, that in each case does not constitute an Equity Restructuring, the Committee may take any of the actions permitted by Section 15.
(c)
The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

3.4 Awards Granted under Prior Plan. Awards granted under the Prior Plan before the Effective Date shall be subject to the terms and conditions of the Plan, except (a) if an Award granted under the Prior Plan incorporates a definition by reference to the Prior Plan (other than the definition of Plan), the definition in the Prior Plan shall govern if different from the definition in the Plan or if no such definition appears in the Plan and (b) no termination, amendment, suspension, or modification of the Prior Plan or an Award granted under the Prior Plan shall adversely affect any Award granted under the Prior Plan, without the written consent of the Participant holding such Award.

3.5 ISO Limit. Up to one hundred percent (100%) of the Shares available for grant under the Plan after the Effective Date may be available for grants of ISOs.

4.
PARTICIPANTS AND ELIGIBILITY

4.1 Participants. Awards may be granted to:

(a)
Employees;
(b)
Non-Employee Directors;
(c)
Individuals who, and entities that, render services to an Employer.

4.2 Eligibility. The Participants and the Awards they receive under the Plan shall be determined by the Committee. In making its determinations, the Committee shall consider any factors it deems relevant in selecting Participants and determining the amount and type of their respective Awards. Such factors shall include, but are not limited to, past, present and expected future contributions of Participants and potential Participants to the Employer. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan. The Committee’s grant of an Award to a Participant in any year shall not require the Committee to grant an Award to that Participant in any other year.

5.
ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Committee. The Committee shall consist of two or more members of the Board who are Non-Employee Directors. The members of the Committee shall be appointed by and shall serve at the pleasure of the Board. The Committee may select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum. At any meeting of the Committee at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the members present. Any action of the Committee may be taken without a meeting if a consent setting forth the action in writing is signed by all the members of the Committee. All determinations of the Committee shall be final and binding on all persons, including the Company, any Participant, any stockholder and any Employee of the Company or any Affiliate. No member of the Board or any of its committees shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

5.2 Authority. Subject to the terms of the Plan and such resolutions as may from time to time be adopted by the Board, the Committee shall have full power and discretion to:

(a)
determine the Participants to whom Awards may be granted;

Flexible Stock Plan

(b)
determine the type of Award to be granted to each Participant;
(c)
determine the number of Shares to be covered by each Award;
(d)
determine the terms and conditions of any Award;
(e)
determine whether, to what extent and under what circumstances, Awards may be settled in cash, Shares or other property or cancelled or suspended;
(f)
determine, in accordance with applicable law, whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant;
(g)
interpret and administer the terms of the Plan and any instrument or Agreement entered into under the Plan;
(h)
establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and
(i)
make any other determination and take any other action it deems necessary or desirable for administration of the Plan.

5.3 Delegation. To the extent permitted by law, the Committee may delegate all or any part of its authority under the Plan to any Employee or a committee of the Board, except that it may not delegate any action related to grants of Awards to individuals who are subject to Section 16 of the Exchange Act.

6.
OPTIONS

6.1 Description. An Option is a right to purchase a number of Shares at a price, at such times, and upon such other terms and conditions specified in the documents evidencing the Award ("Option"). The Committee may grant Options intended to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code, as well as non-qualified stock options (“NQSOs”) under the Plan. Except as otherwise provided in Sections 6.2, 6.3, and 12.11 the terms and conditions of all Options shall be determined by the Committee.

6.2 ISOs. ISOs can be granted only to Employees of the Company, a Parent, or a Subsidiary. Each ISO must be granted to an Employee for a term not to exceed ten years from the date of grant. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The terms of an ISO shall meet all requirements of Section 422 of the Code.

6.3 NQSOs. The purchase price for Shares under any NQSO shall be no less than the Fair Market Value of the Shares on the date the Option is granted. The term of any NQSO shall not exceed ten years from the date of grant.

7.
STOCK APPRECIATION RIGHTS

A Stock Appreciation Right (“SAR”) gives a Participant the right to receive, for each SAR exercised, an amount equal to the excess of the Fair Market Value of a Share on the date the SAR is exercised and the Fair Market Value of a Share on the date the SAR was granted. The term of any SAR shall not exceed ten years from the date of grant. SARs may be settled in cash or in Shares, as determined by the Committee, and are subject to the terms and conditions expressed in the document evidencing the Award.

8.
RESTRICTED STOCK

8.1 Description. A Restricted Stock Award is an award of Shares, the grant, vesting, issuance, or retention of which is subject to certain conditions expressed in the document evidencing the Award. Restricted Stock may be issued in certificate form or held in book entry on the records of the Company’s transfer agent and registrar. If Restricted Stock is issued in certificate form, the Shares may be held by the Company (or other person designated by the Committee) as escrow agent until the restrictions on such Shares have lapsed or the Company may require the certificate to bear a legend stating that such Shares are non-transferable until all restrictions have been satisfied and the legend has been removed.

8.2 Voting Rights. Recipients of Restricted Stock shall have full voting rights with respect to such Shares during the restriction period, unless otherwise determined by the Committee.

8.3 Dividends. Subject to the restriction regarding the payment of dividends on unvested Awards contained in Section 12.11 of the Plan, recipients of Restricted Stock shall be entitled to receive dividends and other distributions with respect to such Shares, unless otherwise determined by the Committee. Dividends may be paid in cash or in Shares, at the Committee’s discretion. If paid in Shares, the dividend

Flexible Stock Plan

Shares shall be subject to Section 12.11 of this Plan and shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid.

8.4 Price of Restricted Stock. As permitted under applicable law, the Committee shall determine the price, if any, at which Restricted Stock shall be sold or awarded to Participants.

8.5 Non-Transferability. Shares of Restricted Stock shall not be transferable during the restriction period except for transfer by bequest or inheritance or as otherwise permitted by the Committee.

9.
STOCK UNITS

9.1 Description. A Stock Unit Award is the award of a right to receive a specified number of Shares or the Fair Market Value of such Shares, the grant, vesting, issuance, retention and payment of which is subject to certain conditions expressed in the document evidencing the Award. Stock Units may be settled in cash or in Shares, as determined by the Committee. Stock Units represent an unfunded and unsecured obligation of the Company. Participants shall have no rights as a shareholder, including dividend rights, with respect to Stock Units until such Stock Units have been converted to Shares and delivered to the Participant.

9.2 Dividend Equivalents. Subject to the restriction regarding the payment of dividend equivalents on unvested Awards contained in Section 12.11 of the Plan, Stock Units may accrue dividend equivalents, as determined by the Committee.

9.3 Price of Stock Units. As permitted under applicable law, the Committee shall determine the price, if any, at which Stock Units shall be sold or awarded to Participants.

10.
PERFORMANCE AWARDS

A Performance Award entitles a Participant to receive a specified number of Shares or cash equal to the Fair Market Value of such Shares at, or following, the end of a performance period, as specified, and subject to the terms and conditions in the document evidencing the Award. The ultimate number of Shares distributed or cash paid may depend upon the conditions expressed in the document evidencing the Award and the extent to which pre-established performance objectives are met during the applicable performance period.

11.
OTHER STOCK BASED AWARDS AND OTHER AWARDS

11.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares and the grant of securities convertible into Shares. “Other Stock Based Award” means an Award (other than the types of Awards specified in Sections 6 through 10) that has a value that is derivative of the value of Shares, determined by reference to a number of Shares, or determined by reference to dividends payable on Shares, and may be settled in Shares or in cash.

11.2 Other Awards. The Committee shall have the right to provide other types of Awards under the Plan (including cash) in addition to those specifically listed, if the Committee believes that such Awards would further the purposes for which the Plan was established.

12.
AGREEMENTS AND PROVISIONS OF AWARDS

12.1 Grant Evidenced by Agreement. The grant of any Award under the Plan may be evidenced by an Agreement which describes the specific Award granted and sets forth the terms and conditions of the Award. If required by the Committee, the granting of any Award may be subject to, and conditioned upon, the recipient’s execution of any Agreement. Except as otherwise provided in an Agreement, all capitalized terms used in the Agreement shall have the same meaning as in the Plan, and the Agreement shall be subject to all of the terms and conditions of the Plan in effect on the date of the Award, unless otherwise specified in the Agreement or in any amendment to the Plan or the Agreement.

12.2 Provisions of Agreement. Each Agreement shall contain such provisions as the Committee shall determine necessary or appropriate for the Award, which may include: description of the type of Award; the Award’s duration; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Award of the Participant’s death or termination of employment; the Award’s conditions; when, if, and how any Award may be forfeited, converted into another Award, modified, exchanged for another Award, or replaced; and the restrictions on any Shares purchased or granted under the Plan. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant of any Shares issued under an Award, including without limitation: (a) restrictions under an insider trading policy or pursuant to applicable law, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participants and holders of other Company equity compensation arrangements, (c)

Flexible Stock Plan

restrictions as to the use of a specified brokerage firm for such resales or other transfers, and (d) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12.3 Performance Conditions. The Committee may require the satisfaction of certain performance goals as a condition to the grant or vesting of any Award provided under the Plan.

12.4 Payment. Upon the exercise of any Option or in the case of any Award that requires a payment to the Company, the amount due the Company is to be paid:

(a)
in cash;
(b)
by the tender to the Company of Shares owned by the optionee and registered in his or her name having a Fair Market Value equal to the amount due the Company; or
(c)
by any combination of the payment methods specified in (a) and (b) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or to the extent so provided in an Agreement.

In addition, the Committee may, in its discretion, permit any other manner of exercise and methods by which the exercise may be paid as it determines, which may include broker-assisted cashless exercise arrangements or other cashless exercise arrangements.

The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for other Awards shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.5 Deferral. Subject to the requirements of Code Section 409A, the right to receive any Award under the Plan may, at either (a) the request of the Participant but subject to the approval of the Committee (which may be withheld for any reason), or (b) the requirement of the Committee, be deferred for such period and upon such terms as the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends or dividend equivalents on deferrals denominated in Shares.

12.6 Withholding. The Company may, at the time any distribution is made under the Plan, or at the time any Option is exercised, or at any time required by law, withhold from such distribution or Shares issuable upon the exercise of an Option, any amount (but not in excess of the maximum statutory tax rates in the applicable jurisdiction) necessary to satisfy tax withholding requirements with respect to such distribution or exercise of such Option. The Committee may, at any time, require a Participant to tender the Company cash in the amount necessary to comply with any such withholding requirements.

12.7 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Award may be granted in tandem with an ISO except a SAR.

12.8 Awards Not Transferable. Except to the extent that the Committee may provide otherwise as to any Awards other than ISOs, Awards are not transferable or assignable except by will or by the laws of descent and distribution, and are exercisable, during the Participant’s lifetime only by the Participant, or in the event of disability of the Participant, by the legal representative of the Participant, or in the event of death of the Participant by the legal representative of the Participant’s estate. Other than as provided herein, no benefit under the Plan may be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

12.9 Awards to Non-U.S. Participants. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which Participants residing outside the United States of America shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or termination of employment; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any Share certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

12.10 Mandatory Minimum Vesting Period of At Least One Year. Notwithstanding any provision of the Plan to the contrary, Awards issued after May 8, 2024, with respect to no less than 95% of the Shares subject to such Awards in the aggregate, shall be subject to a mandatory minimum vesting period of at least one year, except in the case of death or “Disability” (as defined in the applicable Award

Flexible Stock Plan

agreement) or in the event that Section 15 of the Plan applies, and no Award may be amended after the date of grant to the extent that such amendment would result in the foregoing limitation being exceeded.

12.11 Restriction on Dividends and Dividend Equivalents. Unless otherwise provided in this Section 12.11, the Committee may grant an Award with dividends or dividend equivalents, as applicable, based on dividends declared on Common Stock, to be credited as of the applicable dividend payment date, during the period between the date of grant and the date the Award vests, and thereafter, as determined by the Committee and as set forth in the Award Agreement. Notwithstanding the foregoing, such dividends or dividend equivalents, whether credited in cash or Shares, on all Awards shall only be paid if, and when, and to the extent the Award becomes vested. No dividends or dividend equivalents shall be credited or paid on Options or SARs.

12.12 Limits on Director Compensation. The aggregate value of all consideration granted or paid, as applicable, including Awards with a grant date fair value (determined under U.S. Generally Accepted Accounting Principles), cash or any other form of compensation, to any individual for service as a member of the Board of Directors or any committee thereof, shall not exceed $750,000 in any calendar year. Awards granted to an individual in respect of his or her service as an Employee of or consultant to the Company will not count for purposes of this limitation.

12.13 CEO Stock Holding Requirement. As a condition to the grant of any Option or SAR to the Chief Executive Officer of the Company (the "CEO") after the Effective Date, the CEO shall be required to hold for at least one year any net Shares received (i.e., Shares remaining after payment of taxes) from the date of exercise of such Option or SAR.

13.
AMENDMENT AND TERMINATION OF PLAN

13.1 Amendment and Termination. The Board shall have the sole right and power to amend or terminate the Plan at any time, except that the Board may not amend the Plan, without approval of the shareholders of the Company, in a manner that would cause Options which are intended to qualify as ISOs to fail to qualify or in a manner which would violate applicable law, and the Board shall obtain shareholder approval for any amendment to the Plan that, (a) except as provided in Section 3.3 of the Plan, increases the number of Shares available under the Plan, (b) expands the classes of individuals eligible to receive Awards, or (c) would otherwise require shareholder approval under the rules of the applicable exchange.

13.2 Participants’ Right. The amendment or termination of the Plan shall not adversely affect a Participant’s right to any Award granted prior to such amendment or termination, without the consent of the Participant to whom such Award was granted.

14.
MODIFICATION OR TERMINATION OF AWARDS

14.1 Committee’s Right. Any Award granted may be converted, modified, forfeited or cancelled, in whole or in part, by the Committee if and to the extent (a) not prohibited by the Plan or the applicable Agreement (except to the extent that such action would adversely affect the rights of the Participant in a manner not expressly contemplated by the Plan or Agreement), or (b) with the consent of the Participant to whom such Award was granted. The Committee shall have the right, in its discretion, to cancel all or any portion of an Award (including time-based and Performance Awards) issued to a Participant who (a) violates any confidentiality, non-solicitation or non-compete obligations or terms in his or her Award or Agreement, or an employment agreement, confidentiality agreement, separation agreement, or any other similar agreement (including without limitation the Employee Invention, Confidentiality, Non-solicitation and Non-interference Agreement) with the Company, (b) engages in improper conduct contributing to the need to restate any external Company financial statement, (c) commits an act of fraud or significant dishonesty, or (d) commits a significant violation of any of the Company’s written policies (including without limitation the Business Policies Manual) or applicable laws.

14.2 Clawbacks. Notwithstanding anything to the contrary contained in the Award Agreement, the Committee shall have the right to require a Participant to forfeit and repay to the Company all or part of the income or other benefit received on the vesting, exercise, or payment of an Award (including time-based and Performance Awards) (a) in the preceding three years if, in its discretion, the Committee determines that the Participant engaged in any activity referred to in Section 14.1 and that such activity resulted in a significant financial or reputational loss to the Company, (b) to the extent required under applicable law or securities exchange listing standards, or (c) to the extent required or permitted under any written policy of the Company, including without limitation, the Company’s Incentive Compensation Recovery Policy, dealing with recoupment of compensation, subject to any limits of applicable law. For the purposes of the clawback, improper conduct contributing to the need to restate any external Company financial statements will always be deemed to result in a significant loss.

Flexible Stock Plan

14.3 Replacement or Cash Buyout. The Committee may permit a Participant to elect to surrender an Award in exchange for a new Award to the extent such surrender and exchange would not result in adverse tax consequences under Code Section 409A. However, the Committee may not cancel an outstanding Option or SAR that is underwater for the purpose of reissuing the Option or SAR to the Participant at a lower exercise price, provide the Participant a cash buyout of the underwater Option or SAR, or grant a replacement Award of a different type for the underwater Option or SAR, without shareholder approval.

14.4 No Repricing. Other than as provided in Section 3.3, the exercise price of an Option or SAR may not be reduced without shareholder approval.

14.5 Not Exclusive Remedy. The remedies provided in this Article 14 are not exclusive and are in addition to, and not in lieu of, any other rights or remedies the Company may have at law or in equity.

15.
CHANGE IN CONTROL OR CHANGE DESCRIBED IN SECTION 3.3(b)

15.1 Modification of Awards. To the end of preserving the intended economic benefits of Awards to the extent feasible, in the event of a Change in Control or other event described in Section 3.3(b), the Committee may, in any Agreement evidencing an Award, or at any time prior to or simultaneously with or after such event, make such adjustments with respect to Awards as it deems necessary or appropriate, but only to the extent such action would not result in adverse tax consequences under Code Section 409A. Without in any way limiting the generality of the foregoing, subject to Section 15.2, the Committee may:

(a)
provide for the acceleration of any time periods relating to the exercise or realization of such Award so that such Award may be exercised or realized in full on or before a date fixed by the Committee;
(b)
provide for the purchase of such Award, upon the Participant’s request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Award had such Award been currently exercisable or payable;
(c)
make such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or
(d)
cause the Awards then outstanding to be assumed, or new Awards substituted therefore, by the surviving corporation in such change.

15.2 Double-Trigger Vesting upon Change in Control. Notwithstanding Section 15.1 or any other provision of the Plan:

(a)
unless the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control, (1) Awards shall not become vested solely upon the occurrence of the Change in Control, and (2) if the Change in Control occurs while the Participant is employed by the Employer and the Participant’s employment is terminated (i) by the Employer for reasons other than “Disability” or “Cause” (as such terms are defined in the applicable Award Agreement) or (ii) by the Participant for “Good Reason” (as defined in the applicable Award Agreement), then (A) Awards that are subject to time-based vesting conditions (other than Performance Awards), shall immediately vest, subject to Section 14, and (B) Performance Awards shall be deemed earned at the maximum payout level and shall immediately vest, subject to Section 14.
(b)
if the acquirer in the Change in Control requires that outstanding Awards be terminated as a result of the Change in Control, each time-based Award that remains outstanding immediately before the Change in Control shall upon the Change in Control become vested, and in addition, Performance Awards as to which the performance period has not yet completed shall become vested and deemed earned at the maximum payout level.
16.
MISCELLANEOUS PROVISIONS

16.1 Headings and Subheadings. The headings and subheadings contained in the Plan are included only for convenience and shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

16.2 Governing Law. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without reference to the principles of conflict or choice of laws that might otherwise refer to the laws of another jurisdiction.

16.3 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other Award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. All certificates for Shares delivered under the Plan shall be subject to such stock transfer orders and other

Flexible Stock Plan

restrictions as the Committee may deem advisable under all applicable laws, rules and regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.

16.4 No Employment Contract. The adoption of the Plan or grant of an Award under the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

16.5 No Effect on Other Benefits. The receipt of Awards under the Plan shall have no effect on any benefits to which a Participant may be entitled from the Employer, under another plan or otherwise, or preclude a Participant from receiving any such benefits.

16.6 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to an Award, the provisions in the Section of the Plan which specifically grants such Award shall control those in a different Section.

16.7 Code Section 409A Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered non-qualified deferred compensation subject to Code Section 409A. All Awards under the Plan are intended to either (a) be exempt from Code Section 409A or (b) if subject to Code Section 409A, to meet all of the requirements of Code Section 409A and any applicable guidance issued by the Internal Revenue Service and the Department of Treasury, and the Plan and Award Agreements under the Plan will be construed consistent with this intent. To the extent necessary to comply with Code Section 409A, an Award may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Code Section 409A, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to comply with Code Section 409A, exclude or exempt the Plan or any Award from the requirements of Code Section 409A, or mitigate the adverse tax or economic consequences to the Participant. Notwithstanding anything in the Plan or any Award to the contrary, to the extent necessary to avoid the adverse tax consequences under Code Section 409A, in the event that a Participant is determined to be a specified employee in accordance with Code Section 409A, for purposes of any payment upon separation from service hereunder, such payments shall be made or begin, as applicable, six months following the date of separation from service. Notwithstanding any other provision of the Plan, while the Committee intends that all Awards under the Plan will be exempt from or compliant with Code Section 409A, the Company provides no assurances that any Award under the Plan will be exempt from or compliant with Code Section 409A, and each Participant will be solely responsible for the Participant’s own taxes.

16.8 Compliance with Laws. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company’s securities are listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares under the Plan before (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability of the Company or impracticability to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained.

LEGGETT & PLATT R ANNUAL MEETING OF SHAREHOLDERS Thursday, May 21, 2026 10:00 a.m. Central Time Virtual Meeting Only – No Physical Meeting Location To register for the virtual Annual Meeting: No later than 5:00 p.m. Central Time on May 20, 2026, visit register.proxypush.com/leg on your smartphone, tablet or computer. You will then be required to enter your shareholder control number located in the upper right-hand corner on the reverse side of this proxy card. After registering, you will receive a confirmation email. Then, approximately one hour prior to the start of the meeting, you will receive an email at the address you provided during registration with a unique link to access the virtual Annual Meeting via a live webcast. LEGGETT & PLATT, INCORPORATED 1 Leggett Road Carthage, Missouri 64836 proxy This proxy is solicited on behalf of the Board of Directors. The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2026 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2025, and hereby appoints Karl G. Glassman and Jennifer J. Davis as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2026 Annual Meeting of Shareholders of the Company to be held in a virtual format only on May 21, 2026 at 10:00 a.m. Central Time, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF PRICEWATER- HOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT, AND FOR THE AMENDMENT AND RESTATEMENT OF THE FLEXIBLE STOCK PLAN. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. This card also constitutes voting instructions to the Trustee of the Leggett & Platt, Incorporated 401(k) Plan and Trust Agreement to vote shares attributable to accounts the undersigned may hold under such plan, as indicated on the reverse side of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the plan. PLEASE VOTE BY INTERNET OR PHONE, OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. See reverse for voting instructions.

LEGGETT & PLATT R Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign and indicate changes below: Vote by Internet, Phone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.proxypush.com/leg Use the Internet to vote your proxy. PHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided in time to be received by May 20, 2026. If you vote your proxy by Internet or by Phone, you do NOT need to mail back your proxy card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors recommends a vote FOR each of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4. 1. Election of directors: a. Angela Barbee FOR AGAINST ABSTAIN b. Robert E. Brunner e. Joseph W. McClanathan FOR AGAINST ABSTAIN f. Srikanth Padmanabhan Please fold here – Do not separate c. Mary Campbell d. Karl G. Glassman g. Jai Shah h. Phoebe A. Wood 2. Ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026. FOR AGAINST ABSTAIN 3. An advisory vote to approve named executive officer compensation as described in the Company’s proxy statement. FOR AGAINST ABSTAIN 4. Approval of the amendment and restatement of the Flexible Stock Plan. FOR AGAINST ABSTAIN 5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof. FOR AGAINST ABSTAIN IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES IN PROPOSAL 1, and FOR PROPOSALS 2, 3 AND 4. Date Signature(s) in Box Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.